Exhibit 10.6

EXECUTION COPY

AMENDED AND RESTATED

2011 MEXICO LICENSE AGREEMENT

by and between

UNIVISION COMMUNICATIONS INC.

and

VIDEOSERPEL, LTD.

i

	7.1	Timing of Availability	30
	7.2	Availability Notices; Requests for Delivery	31
	7.3	Cooperation	32
	7.4	Production Services	32

8.	Delivery, Expenses and Use of Licensed Content		32

	8.1	Delivery Procedure; Clean Versions	32
	8.2	Inspection of Delivered Programs	33
	8.3	Destruction or Erasure of Delivered Programs	33
	8.4	Ownership; Risk of Loss	33
	8.5	Restrictions on Duplication	34
	8.6	Name and Likeness Rights; Promotions	34
	8.7	Credits	35
	8.8	Editing	35
	8.9	Product Placement	35
	8.10	Licensor Withdrawal of Programs	36
	8.11	Digitization; Technological Enhancements	36
	8.12	Ancillary Content	38
	8.13	Digital Distribution Clearances	38

9.	Royalty		39

	9.1	Telefutura Rights Payment	39
	9.2	Taxes	39
	9.3	Withholding	40
	9.4	No Interest	40

10.	[Intentionally Omitted]		41

11.	Unsold Advertising Time		41

	11.1	Univision Group Right to Purchase Advertising	41
	11.2	Quality Standards	41
	11.3	Use of Advertising for Univision Group Third Party Promotion	41

12.	Representations and Warranties		41

	12.1	Licensor Representations and Warranties	41
	12.2	Licensee Representation and Warranty	42
	12.3	Insurance	42

13.	Indemnification		42

	13.1	Licensor Indemnification	42
	13.2	Licensee Indemnification	43
	13.3	Indemnification Procedures	43

14.	Term		44

15.	Dispute Resolution; Remedies		44

	15.1	Expedited Arbitration	44
	15.2	Dispute Resolution	47

ii

	15.3	Cure Rights; Determination of Material Breaches Leading to Right to Terminate; No Right of Appeal	47
	15.4	Satisfaction of Indemnification Obligations Cures Inaccuracy of Licensor Representations and Warranties	49
	15.5	Governing Law	49
	15.6	Jurisdiction; Venue; Service of Process	49
	15.7	Specific Performance; Injunctive Relief	49
	15.8	Certain Limitations	49

16.	First Opportunity Rights		50

	16.1	Proposed New Businesses	50
	16.2	Stand Alone Business	51
	16.3	Carve Out Business	51

17	Transfer of Program Rights		53

18.	[Intentionally Omitted]		53

19.	Monetization of Territory Audiences		53

20.	Miscellaneous		53

	20.1	[Intentionally Omitted]	53
	20.2	Force Majeure	53
	20.3	Modification	53
	20.4	Waiver of Breach	53
	20.5	Notices	53
	20.6	Assignments	53
	20.7	Further Assurances	54
	20.8	Information Sharing	54
	20.9	Counterparts	54
	20.10	Severability	54
	20.11	Language Rules of Construction	54
	20.12	Headings	55
	20.13	Entire Agreement	55

iii

AMENDED AND RESTATED 2011 MEXICO LICENSE AGREEMENT

This AMENDED AND RESTATED 2011 MEXICO LICENSE AGREEMENT (this “Agreement”) is entered into as of February 28, 2011 by and between Univision Communications Inc., a Delaware corporation (hereinafter “Licensor”) and Videoserpel, Ltd., a Switzerland corporation (“Licensee”) (a controlled Affiliate of Grupo Televisa, S.A.B. (“GT”)), shall be effective as of January 1, 2011 (the “Effective Date”), and as of the Effective Date amends and restates that certain 2011 Mexico License Agreement made as of the 20th day of December, 2010 by and between Licensor and Licensee. Capitalized terms used but not defined herein shall have the meanings set forth on Annex A attached hereto. Unless the context otherwise clearly requires, the phrases “concurrently herewith”, “as of the date hereof” and other phrases of similar import refer to December 20, 2010 and not February 28, 2011.

WHEREAS, Licensor has or will have rights in the United Mexican States, including all territories and possessions thereof (the “Territory”), to license certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced by Licensor and other entities controlled by Broadcasting Media Partners, Inc. (“BMPI”) (BMPI and all of the companies it controls being hereinafter referred to collectively as “Univision Group”).

WHEREAS, Licensor has or will have rights in the Territory to license certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles acquired by Univision Group.

WHEREAS, Licensee operates the Televisa Channels and other Spanish Language Platforms, and may operate additional Spanish Language Platforms in the future.

WHEREAS, Licensee desires to acquire certain rights to Broadcast in the Territory certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, and Licensor is willing to grant such a license to such rights upon the terms, provisions and conditions herein set forth.

WHEREAS, Venevision International Corporation (“Venevision”) previously entered into a Second Amended and Restated Program License Agreement, dated as of December 19, 2001 (as the same may have been, and may hereafter be, amended, the “Venevision PLA”), with the Licensor to license certain television programming for television broadcast in the Territory, and previously entered into that certain agreement between Licensor and Venevision regarding U.S.-Based Productions, Mutual General Releases and Other Matters (each as defined therein), dated as of May 18, 2010 (together with the Venevision PLA, the “Venevision Agreements”), and nothing herein is intended to, or does, alter or limit any rights or obligations of Venevision or Licensor (as between Venevision and Licensor only) under either the Venevision Agreements or that certain Participation Agreement, dated October 2, 1996, by and among Licensee, A. Jerrold Perenchio, GT, Gustavo A. Cisneros, Ricardo J. Cisneros and Corporacion Venezolana de Television (Venevision) C.A. (to the extent still in effect).

WHEREAS, BMPI, Licensor, GT and Televisa, S.A. de C.V. entered into that certain Memorandum of Understanding, dated as of October 4, 2010 (the “MOU”).

WHEREAS, Licensor and GT, on December 20, 2010, entered into that certain Amendment to the International Program Rights Agreement, pursuant to which Licensor and GT grant certain rights and eliminate certain obligations as between Licensor and GT only (the “IPRA Amendment”).

WHEREAS, Televisa, S.A. de C.V. and Licensor, on December 20, 2010, entered into that certain 2011 International Sales Agency Agreement, pursuant to which Licensee engages Licensor as its exclusive sales agent for the sale or license to third parties of certain rights in and to certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles (the “Sales Agency Agreement”).

WHEREAS, Televisa S.A. de C.V. and Licensor, on December 20, 2010, entered into that certain 2011 Program License Agreement and are entering into that certain Amended and Restated 2011 Program License Agreement, dated February 28, 2011, pursuant to which Televisa, S.A. de C.V. grants to Licensor certain rights to Broadcast in the United States certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced or acquired by Licensee, on terms, provisions and conditions similar to those set forth herein (the “Amended and Restated 2011 Program License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. License of Programming.

1.1 Grant of Rights.

(a) Licensed Rights. Pursuant to the terms and conditions and subject to the exceptions and exclusions contained herein, Licensor hereby licenses to Licensee, on an exclusive basis, throughout the Territory during the Term, to the full extent of rights owned or controlled by Univision Group now or in the future, with respect to Licensed Content originally produced in the Spanish language or with Spanish subtitles, the following rights (collectively, the “Licensed Rights”):

(i) Programs. The right to Broadcast Programs by means of all Licensed Media;

(ii) Movies. The right to Broadcast Movies by means of all Licensed Media;

(iii) [Intentionally Omitted]

(iv) [Intentionally Omitted]

(v) Univision Publications Content. The right to Broadcast Univision Publications Content by means of Linear Television Channels. Licensee shall only Broadcast Univision Publications Content on the Specified Channels and, once Broadcast on the Specified Channels (or concurrent with such Broadcast), through MVPDs pursuant to MVPD Arrangements then in effect or entered into by Licensee with respect to the Specified Channels.

The parties’ respective rights and obligations with respect to Excluded Content (including Univision Publications Content) shall be subject to the terms, conditions, exceptions and exclusions of Section 1.3;

(vi) Ancillary Content. The right to Broadcast Ancillary Content by means of all Licensed Media. Ancillary Content shall be provided or produced by Univision Group and delivered by Licensor pursuant to Section 8.12;

(vii) Clips. The right to Broadcast, by means of all Licensed Media, (A) Univision Produced Clips, subject to the rights of Univision Group set forth in Section 1.3(a)(i), and the terms, conditions, exceptions and exclusions thereon set forth in Section 1.3; and (B) Licensee Produced Clips, in each of cases (A) and (B), subject to Section 1.6. Univision Produced Clips shall be delivered to Licensee as and when produced by Univision Group; and

(viii) Other Rights. Any other Broadcast rights not granted in clauses (i) through (vii) with respect to Audiovisual Content originally produced in the Spanish language or with Spanish subtitles in the Licensed Media on Spanish Language Platforms, in all cases subject to the exceptions, exclusions and limitations herein, including with respect to Excluded Content.

(b) Reserved Rights. Notwithstanding any other provisions of this Agreement, without limiting the generality of any other exclusion from or limitation of the rights licensed hereunder, the following rights in the Territory during the Term do not constitute Licensed Rights and are expressly reserved by Licensor (on behalf of Univision Group):

(i) Theatrical Exhibition of Movies. The right to, and to permit others to, Broadcast all Movies by means of Theatrical Exhibition, whether on a “first-run” or “re-release” basis; it being understood and agreed that Univision Group shall not, and shall not permit others to, Broadcast Licensed Content other than Movies by means of Theatrical Exhibition in the Territory during the Term;

(ii) [Intentionally Omitted]

(iii) Videogames. The right to, and to permit others to, Broadcast Videogames; provided, that such Videogames shall not incorporate any clip, segment, or portion of Licensed Content, other than (x) in any sports-themed and branded Videogame, up to ninety (90) seconds individually and five (5) minutes (in the aggregate) of non-interactive Ancillary Content or clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content composed of excerpts from sports Programs (provided, that no such clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content shall be included in any Videogame until six (6) months after the applicable or underlying Licensed Content has been made available to Licensee hereunder), and (y) in any other Videogame, up to ninety (90) seconds individually and five (5) minutes (in the aggregate) of non-interactive Ancillary Content;

(iv) Hard Good Home Videograms. The right to, and to permit others to, distribute or sell or otherwise exploit Hard Good Home Videograms, including those embodying Licensed Content;

(v) Radio. The right to, and to permit others to, transmit, re-transmit, distribute or otherwise disseminate or exploit any audio-only content, including audio-only tracks of the Licensed Content (other than Novelas) by means of Radio;

(vi) Univision Publications Content. Pursuant to the terms and conditions and subject to the exceptions and exclusions set forth herein (including in Section 1.3), and without limiting Licensee’s rights with respect to Univision Publications Content, the right to, and to permit others to, Broadcast Univision Publications Content only on Univision Group’s proprietary sites and platforms and third party sites and platforms (other than on any Linear Television Channel in the Territory, which shall not be permitted in any instance); provided, that if Univision Group elects to Broadcast any Univision Publications Content on a third party site or platform in any Licensed Media during the Term in the Territory on an exclusive basis, Licensor shall provide to Licensee an exclusive Right of First Negotiation / First Refusal to license such Univision Publications Content on an exclusive basis for Broadcast by means of such Licensed Media;

(vii) Short Form Commercial Advertising. The right to, and to permit others to, Broadcast Short Form Commercial Advertising (A) for third party goods and services; provided, that such advertising content shall not incorporate any clip, segment, or portion of Licensed Content and/or (B) promoting any Univision Group business, including its magazines, Theatrical Exhibitions of its movies, its consumer products, its Videogames and its Hard Good Home Videograms;

(viii) Univision Training Content. The right to, and to permit others to, Broadcast Univision Training Content to its employees or consultants or for general corporate purposes.

(ix) Univision New Business Content. Pursuant to the terms and conditions and subject to the exceptions and exclusions set forth herein (including in Section 1.3), the right to, and to permit others to, Broadcast Univision New Business Content only on Univision Group’s proprietary sites and platforms and third party sites and platforms;

(x) Non-Spanish Language Audiovisual Content. All rights, including rights to, and to permit others to, Broadcast, any Audiovisual Content that is (A) originally produced in a language other than the Spanish language, and (B) without Spanish subtitles; provided, that Univision Group shall not, and shall not permit others to, Broadcast any Licensed Content dubbed, subtitled or otherwise converted into a language other than Spanish in the Territory during the Term; and

(xi) Non-Audiovisual Content. All rights that are not rights to Broadcast Audiovisual Content, except to the extent expressly provided herein or necessary for the Broadcast of Licensed Content.

(c) Availability. Licensed Content shall become available for Broadcast by Licensee in accordance with Section 7.1.

(d) Spanish Closed Captions. Notwithstanding any reference herein to Spanish subtitles, if Spanish-language closed captions (or a similar text feature) are added to any Audiovisual Content that is originally produced in a language other than Spanish and such closed captions are added (i) by a third party distributor that primarily Broadcasts or distributes Audiovisual Content in a language other than Spanish and was not involved in the production of such Audiovisual Content; and (ii) by means of a generally available closed captioning or similar system applicable to Audiovisual Content Broadcast on the platform in question, then such Audiovisual Content shall not be deemed to be subtitled in Spanish solely by reason of such closed captions (or similar text feature). By way of example, if DirecTV makes a Spanish language closed captioning feature available with respect to channels and platforms on its service, such Spanish language closed captioning services shall not, in and of itself, cause programming produced in a language other than Spanish and Broadcast on DirecTV to be deemed “subtitled in Spanish” for purposes of this Agreement.

(e) Non-Licensed Content. For the avoidance of doubt, this Agreement relates solely to the Broadcast and exploitation of the Licensed Rights in and to the Licensed Content in the Territory and during the Term, and is not intended to, and shall not, limit or impair any of Licensee’s or its Affiliates’ rights with respect to any other Audiovisual Content, audio-only content or other content.

(f) Rights Restrictions. Licensee acknowledges and agrees that there may exist Rights Restrictions with respect to items of Licensed Content. Grupo Televisa, and other persons to whom Licensee sublicenses or otherwise transfers rights to the Licensed Content shall, in connection with the exercise of the Licensed Rights, comply with any Rights Restrictions with respect to each item of Licensed Content, in each case, as notified by Licensor to Licensee in an Availability Notice in accordance with Section 7.2(a).

1.2 Certain Specific Rights Included in Licensed Rights. Without limiting the generality of Section 1.1(a):

(a) Affiliates.

(i) Grupo Televisa. The Licensed Rights include the right to permit Grupo Televisa to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto) to the same extent, and subject to the same terms, conditions, exceptions, exclusions and obligations as Licensee (and such permitted use shall not be deemed a sublicense for purposes of this Agreement); provided, that if a person ceases to be a controlled Affiliate of GT during the Term, the right of such person to exercise the Licensed Rights under this Section 1.2(a)(i) shall automatically cease and such person shall thereafter be deemed a sublicensee, subject to Section 4.

(ii) Network Affiliates. The Licensed Rights include the right to permit Network Affiliates to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto) as part of the Broadcast by means of Free Television, pursuant to and in accordance with Network Affiliation Agreements entered into by and among Grupo Televisa, and the Network Affiliates (and such permitted use shall not be deemed a sublicense for purposes of this Agreement); provided, that if a person ceases to be a

Network Affiliate of Licensee during the Term, the right of such person to exercise the Licensed Rights under this Section 1.2(a)(ii) shall automatically cease and such person shall thereafter be deemed a sublicensee, subject to Section 4 (including Licensor’s approval rights set forth thereunder, if applicable).

(b) Closed-Captioning; SAP. The Licensed Rights include, to the full extent of rights owned or controlled by Univision Group now or in the future (i) the right to subtitle Licensed Content into English or Spanish for closed-caption (or similar text feature) versions for Broadcast in Licensed Media on Spanish Language Platforms, and to dub Licensed Content into English for SAP (secondary audio programming) or into Spanish for audio description for the visually impaired, in each case of Spanish Language Platforms; and (ii) the exclusive right to Broadcast such English or Spanish closed-caption (or similar text feature), English SAP or Spanish audio description of Licensed Content in Licensed Media on Spanish Language Platforms, in each case, in the Territory during the Term. For the avoidance of doubt, Licensee shall also have the right to offer closed captions or SAP (or similar functionality) to the extent required by applicable Law. The dubbed and/or subtitled version of each item of Licensed Content will be delivered to, and be the property of, Licensor promptly after such dubbed or subtitled version has been produced, subject, during the Term, to the exclusive license hereunder in accordance with the terms hereof. Upon Licensee’s request, and as promptly as practicable following the delivery of the applicable Licensed Content pursuant to Section 8.1, Licensor will deliver to Licensee any available scripts, transcripts or other documents (whether in Spanish and/or English) that would assist Licensee in preparing such English subtitled or English dubbed versions of Licensed Content. Licensee shall not, and shall not permit others to, dub or subtitle any Licensed Content, or Broadcast any version of Licensed Content dubbed or subtitled, in a language other than Spanish or English.

(c) Sublicensees. Licensee’s rights to sublicense the Licensed Rights are set forth in Section 4.

(d) Univision Group Channels.

(i) Rights to Univision Channels. The Licensed Rights include the exclusive right to Broadcast, by means of all Licensed Media in the Territory during the Term, on the terms, conditions, exceptions and exclusions contained herein, the Univision Channels, to the extent that such Univision Channels are comprised of Licensed Content. Licensee shall also have the right to (A) complement or replace Audiovisual Content on the Univision Channels with other Audiovisual Content owned or controlled by Licensee (e.g., by inserting local or licensed programming (including other Licensed Content)), including to replace Audiovisual Content to which Licensor does not own or control the relevant Broadcast rights in the Territory; (B) commercialize and sell its own advertising on the Univision Channels as Broadcast by Licensee; and (C) customize / reconfigure existing programming offerings on such Univision Channels (e.g., by changing the order of programming (including Licensed Content)). Upon Licensee’s request, Licensor shall, subject to the parties’ mutually agreeing on a budget, carry out such complements, replacements, customizations or reconfigurations and other similar modifications to the Univision Channels pursuant to this Section 1.2(d)(i); it being understood that such budget (I) shall be no greater than the sum of the actual, out-of-pocket costs paid by Univision Group in order to complete such complements, replacements, customizations, reconfigurations and other similar modifications, plus a reasonable internal overhead cost allocation (consistent with Univision Group’s standard practices for pricing such services for use among its internal departments and divisions); and (II) shall be no greater than the market price (i.e., on an arms length basis) for the services in question.

(ii) Rights to Univision Packaged Programming Offerings. Licensee shall have rights, on the terms, conditions, exceptions and exclusions contained herein, to Univision Group’s existing and future linear and, to the extent the delivery and exercise of such rights is commercially feasible, non-linear packaged and branded programming offerings (e.g., a specially branded Univision Group video-on-demand classic Novela “channel” containing Novelas selected and packaged by Univision Group) that Univision Group Broadcasts outside the Territory, to the extent such packaged programming offerings are comprised of Licensed Content, to the same extent of, mutatis mutandis, Licensee’s rights with respect to Univision Channels contained in Section 1.2(d)(i).

(iii) Univision Channel Marks. In accordance with its exercise of the rights to Univision Channels and other packaged and branded programming offerings, Licensee shall have the right, but not the obligation to use the Univision Channel Marks in accordance with the trademark license set forth on Schedule 1 attached hereto; provided, that Licensee shall have the obligation to use such Univision Channel Marks with respect to any Univision Channel or other packaged and branded programming offering that Licensee uses without modification (other than insertion, deletion or substitution of advertising as permitted hereunder); provided, further, that in the event that Licensee’s customizations or reconfigurations of a Univision Channel or packaged programming offering change the genre or integrity of such Univision Channel or packaged programming offering, then Licensee shall, upon Licensor’s reasonable request, cease, as soon as reasonably practicable, the use of the Univision Channel Marks relating to such customized or reconfigured Univision Channel or packaged programming offering.

(iv) No Impact on Other Licensee Rights. Nothing contained in this Section 1.2(d) shall impair or restrict Licensee’s right to Broadcast in any Licensed Media during the Term, in the Territory (whether on channels, networks, programming services or on a stand-alone basis) any individual item of Licensed Content (whether or not Broadcast by Univision Group on any Univision Channel or other packaged programming offering outside the Territory).

(e) Charitable/Religious Content.

(i) Licensee Rights to Charitable/Religious Content. The Licensed Content includes all Charitable/Religious Content and the Licensed Rights include (i) the exclusive right to Broadcast Charitable/Religious Content in all Licensed Media other than by means of the Internet; and (b) the non-exclusive right (subject only to Licensor’s rights set forth in Section 1.2(e)(ii)) to Broadcast Charitable/Religious Content by means of the Internet, in each case, in the Territory during the Term.

(ii) Univision Group Non-Exclusive Right to Charitable/Religious Content. Univision Group shall have the non-exclusive right to Broadcast Charitable/Religious Content in the Territory during the Term only by means of the Internet. Notwithstanding the foregoing, Univision Group shall not be permitted to Broadcast, license or otherwise make available for Broadcast any Charitable/Religious Content during the Term in the Territory on a Linear Television Channel, or on a continuous streamed basis as to constitute, or take on the characteristics of, a Linear Television Channel. Univision Group shall not license or otherwise make available any Charitable/Religious Content to any third party in the Territory during the Term.

1.3 Rights of Licensee and Licensor with Respect to Certain Excluded Content.

(a) Terms and Conditions Regarding Univision Group’s Rights to Broadcast Excluded Content. Notwithstanding any other provisions of this Agreement, Univision Group’s rights to Broadcast Excluded Content in the Territory during the Term shall be subject to the following terms, conditions, exceptions and exclusions:

(i) Limitations on Univision Produced Clips. Univision Group’s Broadcast of the Univision Produced Clips shall be only by means of Internet. In addition, with respect to any Univision Produced Clips of sports events, (A) Univision Group shall Broadcast such Univision Produced Clips only with at least a five (5) minute delay from the applicable live sports event; and (B) subject to any Clip Exchange Arrangements, Univision Group shall not sublicense or otherwise make available any such Univision Produced Clips to *****.

(ii) No Linear Channels. Univision Group will not be permitted to Broadcast, sublicense or otherwise make available for Broadcast any Univision Publications Content, Univision Training Content, Univision Produced Clips or Univision New Business Content during the Term in the Territory on a Linear Television Channel, or on a continuous streamed basis as to constitute, or take on the characteristics of, a Linear Television Channel (other than the Broadcast of Univision Carve Out Business Content on the Linear Television Channel acquired by an entity in which Grupo Televisa and Univision Group participate as a Carve Out Business in accordance with the terms and conditions of Section 16.3.

(iii) Limitation on Sports Related Univision Publications Content. During the Term, Univision Publications Content relating to a specific live sports event (or the participants therein) shall not be Broadcast within the thirty (30) minutes before or after the live Broadcast of the relevant sports event (or during such an event) by Licensee; provided, that such restriction shall not apply if such sports event is not Broadcast live by Grupo Televisa or its permitted sublicensees (or, in the case of permitted sublicensees, if Licensor is not notified of such Broadcast at least three days prior to such Broadcast).

(b) Terms and Conditions Regarding Licensee’s Rights to Broadcast Excluded Content. Notwithstanding any other provisions of this Agreement, Licensee’s rights to Broadcast Excluded Content in the Territory shall be subject to the following terms, conditions, exceptions and exclusions:

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) Univision Publications Content.

(A) All Broadcasts by Licensee of any Univision Publications Content on the Specified Channels (and pursuant to MVPD Arrangements with respect to the Specified Channels) shall retain all promotional materials that Univision Group embeds in such Univision Publications Content; provided, that such promotional materials shall only be required to be retained to the extent that they promote the applicable Univision Publication and/or its website (and shall not promote any other website or platform owned or controlled by Univision Group, including univision.com) and are limited to one or more of (1) a fixed brand bug of a size consistent with customary industry practice; (2) up to a lower third graphical brand or URL (uniform resource locator) presence for up to twenty percent (20%) of the duration of the applicable Univision Publications Content; and (3) a brand or URL presence on the starts and finishes of the applicable Univision Publications Content. Licensee shall have the right to remove any promotional materials to the extent they are not required to be retained by Licensee pursuant to this Section 1.3(b)(i)(A).

(B) Licensee shall not be permitted to sublicense the Univision Publications Content to any third party. For the avoidance of doubt, the foregoing shall not prohibit the Broadcast of such Univision Publications Content by any MVPD in accordance with Section 1.1(a)(v).

(ii) No Right to Other Excluded Content. Subject to Licensee’s Right of First Negotiation / First Refusal under Section 1.1(b)(vi), Licensee shall have no right to Broadcast, sublicense, exploit or otherwise make available any Excluded Content other than the Univision Publications Content and Univision Produced Clips (pursuant to the terms and conditions and subject to the exceptions and exclusions herein).

1.4 Univision Spoiler Content. Licensor shall use commercially reasonable efforts to ensure that Univision Group does not Broadcast, publish, include or otherwise make available to the general public in the Territory, any Univision Spoiler Content in any Territory-specific versions or editions of any of Univision Group’s Publications or by means of any Broadcast of Excluded Content; provided, that such obligation shall not be applicable before six (6) months prior to Licensee’s Broadcast of the relevant Program and Licensee will give Licensor reasonable notice to enable Licensor to comply with this obligation. In the event that Licensee notifies Licensor in writing that any Univision Spoiler Content is being so Broadcast, published, included or otherwise made available by Univision Group (or any licensee in the Territory) to the general public in the Territory, Licensor will ensure that Univision Group (and will use commercially reasonable efforts to cause such licensee in the Territory to) promptly (but in the case of Univision Group, in no event later than forty-eight (48) hours following receipt by Licensor of such notice from Licensee), removes or takes down such Univision Spoiler Content. The obligations of Licensor under this Section 1.4 shall not apply to Univision Spoiler Content contained in Licensed Content made available for Broadcast by Licensee in the Territory, which Licensee shall be permitted to remove in its discretion.

1.5 Sports Clips. Subject to Clip Exchange Arrangements, Licensee shall not sublicense or otherwise make available any Univision Produced Clips or Licensee Produced Clips of sports events to *****. For the avoidance of doubt, the foregoing restriction shall not apply, and shall in no way restrict Licensee’s Broadcast, sublicense or other exploitation of clips of sporting events not licensed by Licensor to Licensee hereunder (e.g., clips of Licensee’s Broadcast of the World Cup).

1.6 Clip Exchange Arrangements. Notwithstanding anything contained herein, each party acknowledges and agrees that the other party may continue to participate in customary Clip Exchange Arrangements and that neither party shall be in breach of this Agreement merely on the basis of participation therein. For the avoidance of doubt, such Clip Exchange Agreements (and the license of any Audiovisual Content thereunder) shall not be subject to approval under Section 4.2.

2. Novelas, Co-Productions and Acquired Programs, Etc. The following additional terms, conditions, exceptions and exclusions shall apply with respect to the following respective categories of Audiovisual Content or Scripts:

2.1 Novelas. Licensor will cause any and all Novelas (whether produced, co-produced or acquired by Licensor) that are (or are intended for) Broadcast by Univision Group (or a licensee of Univision Group of such Novela) in any media in the United States to be Licensed Content, and the Broadcast rights in all Licensed Media in the Territory in and to such Novelas shall be exclusively licensed to Licensee hereunder in the Territory during the Term, except (a) Acquired Completed Novelas to which Univision Group has not acquired any Broadcast rights in any Licensed Media in any part of the Territory; and (b) those Novelas produced, co-produced or acquired by Univision Group prior to October 4, 2010, to the extent that Univision Group has not acquired any Broadcast rights in any Licensed Media in the Territory.

2.2 Acquired Completed Novelas. Notwithstanding anything contained in Section 2.1:

(a) Information; Facilitation of Negotiation. If Univision Group intends to acquire Broadcast rights outside the Territory to any Novela that Licensor believes would be an Acquired Completed Novela, Licensor shall promptly notify Licensee in writing (including a detailed description of such Acquired Completed Novela and the identity and contact information of the seller or third party licensor). Licensor shall also provide other information reasonably requested by Licensee (to the extent Univision Group has such information and is not legally or contractually restricted from sharing it). Upon Licensee’s request, Licensor shall put Licensee in contact with such seller or third party licensor and use commercially reasonable efforts to facilitate a negotiation between Licensee and such seller or third party licensor so that Licensee may attempt to acquire or license the Broadcast rights in the Territory to such Acquired Completed Novela.

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) Seller or Third Party Licensor Inability or Refusal to Negotiate. In the event that the applicable seller or third party licensor of a potential Acquired Completed Novela (i) is unable to negotiate with Licensee in connection with the acquisition or license of Broadcast rights in the Territory because such rights are subject to a bona fide, contractual commitment to a third party existing prior to Univision Group having any discussions with such seller or third party licensor in respect of such Acquired Completed Novela; or (ii) refuses to negotiate with Licensee, then Univision Group may, at any time after notice has been delivered to Licensee pursuant to Section 2.2(a), obtain any Broadcast rights in and to such Acquired Completed Novela (other than rights to Broadcast in the Licensed Media during the Term in the Territory) and such Acquired Completed Novela will not be Licensed Content.

(c) Ownership. Licensee shall own any rights in the Territory to an Acquired Completed Novela that it directly acquires or licenses from the seller or third party licensor, and for the avoidance of doubt, such rights in and to an Acquired Completed Novela shall not be included in the Licensed Rights hereunder or be subject to any of the terms, conditions, exceptions and exclusions contained in this Agreement.

(d) Univision Group Ability to Acquire Rights. Notwithstanding the foregoing, the provisions of this Section 2.2 shall not restrict or impede the ability of Univision Group to acquire rights (other than rights to Broadcast in Licensed Media during the Term in the Territory) in and to an Acquired Completed Novela at any time after notice to Licensee has been delivered pursuant to Section 2.2(a). If Univision Group so acquires or licenses Broadcast rights outside the Territory to such an Acquired Completed Novela, then such Acquired Completed Novela shall not be Licensed Content.

2.3 Co-Produced Content (Non Novelas).

(a) Information; Facilitation of Negotiation. With respect to any third party arrangement or agreement involving the production of Audiovisual Content that is not a Novela that Licensor believes would be Co-Produced Content, Licensor will promptly notify Licensee in writing (including a detailed description of such Co-Produced Content, the identity and contact information of the third party co-producer(s)), and Licensor shall also provide other information reasonably requested by Licensee (to the extent Univision Group has such information and is not legally or contractually restricted from sharing it) after it determines to enter into negotiations for any such third party arrangement or agreement. Upon Licensee’s request, Licensor shall put Licensee in contact with the third party co-producer(s) and use commercially reasonable efforts to facilitate a negotiation among Licensee, Univision Group and the third-party co-producer(s) so that Licensee, at its sole option, may elect to either:

(i) Licensee Option to Co-Produce. Co-produce such Audiovisual Content along with Univision Group and the third party co-producer(s), whereby (A) Licensee would acquire Broadcast rights, as determined by the parties, in at least the Territory and Univision Group would acquire Broadcast rights, as determined by the parties, in at least the United States to such Audiovisual Content; (B) Licensee and Univision Group would negotiate in good faith any other rights to such Audiovisual Content to be obtained or retained by Univision Group and/or Licensee; and (C) Licensee and Univision Group would each bear a percentage of the combined cost of all rights to such Audiovisual Content obtained or retained by Licensee or Univision Group, which percentages shall be negotiated by the applicable parties in good faith based on the specific rights acquired by each party; or

(ii) Licensee Option to License. License the exclusive Broadcast rights in all Licensed Media throughout the Territory during the Term to such Co-Produced Content (or such lesser rights as Licensee may agree) for a separate license fee to be negotiated in good faith among Licensee, Univision Group and the third party co-producer(s) (or other holder of such rights); provided, that if Licensee, Univision Group and such third party co-producer(s) (or other holder of such rights) cannot agree on such license fee after good faith efforts to do so, Univision Group and the third party co-producer (or other holder of such rights) may thereafter only license such Broadcast rights to one or more third parties and only for a license fee that is greater than the highest license fee that Licensee previously offered to pay in such negotiations. For the avoidance of doubt, neither Univision Group nor such third-party co-producer (or other holder of such rights) may offer any third party a different or less expansive Broadcast rights package as compared to a package offered to Licensee, without, in each case, first offering Licensee the right to negotiate for the license of such rights package pursuant to this Section 2.3(a)(ii).

(b) [Intentionally Omitted]

(c) Seller or Third Party Licensor Inability or Refusal to Negotiate. In the event that the third party co-producer (i) is unable to negotiate with Licensee in connection with the co-production, acquisition or license of Broadcast rights in the Territory because such rights are subject to a bona fide contractual commitment to a third party existing prior to Univision Group having any discussions with such third party co-producer in respect of such Co-Produced Content; or (ii) refuses to negotiate with Licensee, then Univision Group may, at any time after notice has been delivered to Licensee pursuant to Section 2.3(a), obtain any Broadcast rights in and to such Co-Produced Content (other than rights to Broadcast in Licensed Media during the Term in the Territory) and such Co-Produced Content shall not be Licensed Content; provided, however, that Univision Group shall not be permitted to enter into an arrangement for any Co-Produced Content with a third party co-producer if Univision Group has obtained Broadcast rights in the United States from such third party (or any of its Affiliates) for any Co-Produced Content under this Section 2.3 (excluding only Musical Concerts initially Broadcast live) or any Acquired Other Content from such party (or any of its Affiliates) under Section 2.4 (excluding only Musical Concerts initially Broadcast live) within the immediately preceding twelve (12) months (as measured from the date on which Licensor delivered the notice to Licensee under Section 2.3(a) or 2.4(a), as applicable).

(d) Ownership. Licensee shall own any rights in the Territory to any Co-Produced Content acquired or directly licensed by Licensee from the third party co-producer and/or Univision Group, and for the avoidance of doubt, such rights in and to such Co-Produced Content shall not be included in the Licensed Rights hereunder or be subject to any of the terms and conditions of this Agreement.

(e) Costs; Budget. If there are any contributions in kind by Licensee or Univision Group to the Co-Produced Content, any determination of “price” or of Univision Group’s or Licensee’s payments for their share of the combined Broadcast rights for the United States and the Territory, as the case may be, shall include the actual cost (and not the fair market value) of such non-monetary contributions. These amounts shall be included and agreed upon, by all parties involved in the co-production of the Co-Produced Content, in a detailed budget for the actual costs of production of each episode of the Co-Produced Content. The budget shall include all above-the-line and below-the-line items customarily included in budgets concerning similar types of programming, as well as the separate fees for the services of key personnel (such as the writer(s), producer(s), director(s), and host(s)) and the aggregate fees of all others rendering services of any kind in connection with such Co-Produced Content.

(f) Univision Group Ability to Acquire Rights. Notwithstanding any of the foregoing, if at any time Licensee is not engaged in good faith negotiations or elects not to negotiate, license or participate or to withdraw therefrom, or an agreement cannot be reached between Licensee and the third party co-producer and/or Univision Group within a reasonable period of time so as not to jeopardize Univision Group’s ability to acquire rights outside the Territory, Univision Group may obtain any Broadcast rights (other than rights to Broadcast in Licensed Media during the Term in the Territory) to the Co-Produced Content in question and such Co-Produced Content will not be Licensed Content.

(g)*****. With respect to any item of Co-Produced Content, Univision Group shall elect to either (i) contractually agree with its Co-Production Partner(s) not to (and Univision Group and such Co-Production Partner(s) shall not) sell, transfer or license Broadcast rights to such Co-Produced Content in the Territory to any *****; or (ii) contractually agree with such Co-Production Partner(s) not to sell, transfer or license Broadcast rights to such Co-Produced Content in the Territory or Broadcast such Co-Produced Content in the Territory. Notwithstanding the foregoing, this Section 2.3(g) shall not apply with respect to the Audiovisual Content set forth on Schedule 2, on a program by program basis, for the term of Licensor’s rights under the applicable co-production agreement or arrangement; provided, that (A) if Licensor and the applicable Co-Production Partner jointly control the right to sell, license or otherwise alienate Broadcast rights in the Territory to such Audiovisual Content and such rights are not then, or are expected within the following six (6) months not to be, subject to a contractual commitment to a third party, Licensor shall provide to Licensee a Right of First Negotiation / First Refusal to acquire and/or license such rights following such time as the rights are no longer subject to such contractual commitment; and (B) if the applicable Co-Production Partner(s) own or control Broadcast rights in the Territory to such Audiovisual Content and such rights are not then, or are expected within the following six (6) months not to be, subject to a contractual commitment to a third party, Licensor shall put Licensee in contact with the applicable Co-Production Partner(s) and use commercially reasonable efforts to facilitate a negotiation between Licensee and such Co-Production Partner(s) so that Licensee may attempt, and otherwise use commercially reasonable efforts to assist Licensee, to acquire or license such rights following such time as the rights are no longer subject to such contractual commitment; provided, further, that in the case of clause (B), if at any time Licensee is not engaged in good faith negotiations or elects not to negotiate, license or participate or to withdraw therefrom, or an agreement cannot be reached between Licensee and the Co-Production Partner(s) and Univision Group within a reasonable period of time, the applicable Co-Production Partner(s) shall have the

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

right to sell, transfer or license Broadcast rights to such Audiovisual Content to any party in Mexico (including any *****), and Univision Group and the applicable Co-Production Partners shall have the right to (1) continue to co-produce such Audiovisual Content; and (2) Broadcast such Audiovisual Content in the United States.

2.4 Acquired Other Content (Non-Novelas).

(a) Information; Facilitation of Negotiation. If Univision Group intends to acquire Broadcast rights outside the Territory to any Audiovisual Content that Licensor believes would be Acquired Other Content, Licensor shall promptly notify Licensee in writing (including a detailed description of such Acquired Other Content, the identity and contact information of the seller or third party licensor). Licensor shall also provide other information reasonably requested by Licensee (to the extent Univision Group has such information and is not legally or contractually restricted from sharing it). Upon Licensee’s request, Licensor shall put Licensee in contact with such seller or third party licensor and use commercially reasonable efforts to facilitate a negotiation between Licensee and the seller or third party licensor so that Licensee may attempt to acquire or license the Broadcast rights in the Territory to such Acquired Other Content.

(b) Seller or Third Party Licensor Inability or Refusal to Negotiate. In the event that the seller or third party licensor of potential Acquired Other Content (i) is unable to negotiate with Licensee in connection with the acquisition or license of Broadcast rights in the Territory because such rights are subject to a bona fide, contractual commitment to a third party existing prior to Univision Group having any discussions with such seller or third party licensor in respect of such Acquired Other Content; or (ii) refuses to negotiate with Licensee, then Univision Group may, at any time after notice has been delivered pursuant to Section 2.4(a), obtain any Broadcast rights in and to such Acquired Other Content (other than rights to Broadcast in the Licensed Media during the Term in the Territory) and such Acquired Other Content will not be Licensed Content; provided, however, that Univision Group will not be permitted to enter into an arrangement for any Acquired Other Content with such third party if Univision Group has obtained Broadcast rights in the United States from such third party (or any of its Affiliates) for any Acquired Other Content under this Section 2.4 (excluding only Musical Concerts initially Broadcast live) or any Co-Produced Content from such party (or any of its Affiliates) under Section 2.3 (excluding only Musical Concerts initially Broadcast live) within the immediately preceding twelve (12) months (as measured from the date on which Licensor delivered the notice to Licensee under Section 2.3(a) or 2.4(a), as applicable).

(c) Ownership. Licensee shall own any rights in the Territory to any Acquired Other Content that it directly acquires or licenses from the seller or third party licensor, and for the avoidance of doubt, such Acquired Other Content shall not be included in the Licensed Rights hereunder or be subject to any of the terms and conditions of this Agreement.

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d) Univision Group Ability to Acquire Rights. The provisions of this Section 2.4 will not restrict or impede the ability of Univision Group to acquire rights (other than rights to Broadcast in Licensed Media during the Term in the Territory) in and to Acquired Other Content at any time after notice has been delivered to Licensee pursuant to Section 2.4(a). If Univision Group so acquires or licenses Broadcast rights outside the Territory to such Acquired Other Content, then such Acquired Other Content shall not be Licensed Content.

2.5 Acquired Completed Content; Mexican Soccer Games. Nothing contained in this Agreement shall prevent Univision Group from acquiring Broadcast rights outside the Territory to any (a) Acquired Completed Content; or (b) Mexican Soccer Games.

2.6 Scripts.

(a) Sale of Scripts. Univision Group will be permitted to sell rights in any Script to a third party so long as, in connection with such sale, Univision Group divests (subject to Section 2.6(c)) itself of all right, title and interest in and to such Script, including any Broadcast rights outside the Territory and any other interest (whether monetary or otherwise) in such Script (e.g., profit participations, revenue shares, options, reversion rights, credits (except to the extent such credits are required to be retained under applicable Law), etc.). Any Audiovisual Content produced from such sold Script will not be Licensed Content, Co-Produced Content, an Acquired Completed Novela or Acquired Other Content solely by reason of Univision Group’s former ownership of rights in such sold Script.

(b) Exchange of Scripts. Univision Group will be permitted to trade or exchange any Script (the “Divested Script”) with a third party for one or more other Scripts (the “Acquired Scripts”) so long as, in connection with such trade or exchange, (i) Univision Group divests (subject to Section 2.6(c)) itself of all right, title and interest in and to such Divested Script, including any Broadcast rights outside the Territory and any other interest (whether monetary or otherwise) in such Divested Script (e.g., profit participations, revenue shares, options, reversion rights, credits (except to the extent such credits are required to be retained under applicable Law), etc.); and (ii) Licensor licenses to Licensee hereunder the exclusive rights to Broadcast in the Licensed Media as part of, and to the full extent of, the Licensed Rights in the Territory during the Term, Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced based on such Acquired Scripts (and such Audiovisual Content, originally produced in the Spanish language or with Spanish subtitles, once produced, will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Licensed Content in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term). Any Audiovisual Content produced from such Divested Script will not be Licensed Content, Co-Produced Content, an Acquired Completed Novela or Acquired Other Content solely by reason of Univision Group’s former ownership of rights in such Divested Script.

(c) Univision Group Retention of United States Broadcast Rights. If, during the Term, in any sale, trade or exchange of a Script addressed in Section 2.6(a) or (b), Univision Group retains any rights to Broadcast in the United States in any Licensed Media any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced from any such sold Script or Divested Script, Univision Group will also retain the same rights to Broadcast such Audiovisual Content in such Licensed Media in the Territory for the same period, to the extent within the Term (and such Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, to the extent of such rights, once produced, will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Licensed Content in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term).

(d) Scripts for Non-Spanish Language Productions. For the avoidance of doubt, Univision Group will be permitted to sell or exchange in any manner (i.e., the restrictions of paragraphs (a), (b) and (c) of this Section 2.6 do not apply) any Script that is not intended to be originally produced in the Spanish language or with Spanish subtitles; provided, that Univision Group prohibits, in a binding agreement with the purchaser or transferee of any such Script, the production of any Audiovisual Content based on such Script that is originally produced in the Spanish language or with Spanish subtitles. For the avoidance of doubt, the aforementioned contractual prohibition shall apply to any successors, transferees, licensees or assigns of such purchaser or transferee.

2.7 Local Novelas.

(a) Co-Produced Local Novelas. With respect to any Co-Produced Local Novela where Univision Group participates in the co-production of the Co-Produced Local Novela in whole or in part in exchange for the right of Univision Group to produce a Novela that is based on the Script underlying the Co-Produced Local Novela (for the avoidance of doubt, which Novela shall be a new production of such Script), Univision Group shall have the right either (i) to contractually agree with the third-party co-producer not to undertake (and actually not undertake) any sale, transfer, license or Broadcast of such Co-Produced Local Novela in the Territory or in the United States (in which case such Co-Produced Local Novela shall not be deemed to be Licensed Content or an Acquired Completed Novela hereunder unless and until Univision Group Broadcasts such Co-Produced Local Novela in the United States, and at such time, the Co-Produced Local Novela will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Co-Produced Local Novela in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term); or (ii) to acquire Broadcast rights to such Co-Produced Local Novela for the United States and the Territory (such that the rights to Broadcast such Co-Produced Local Novela, in the Licensed Media during the Term (or such shorter period equivalent to the term of rights acquired by Univision Group in the United States) in the Territory, would be and are licensed exclusively to Licensee hereunder as part of, and to the full extent of, the Licensed Rights in the Territory during the Term). For the avoidance of doubt, any new Novela produced by Univision Group based on a Script underlying a Co-Produced Local Novela acquired by Univision Group as contemplated by this Section 2.7(a) shall be subject to Section 2.1 and shall constitute Licensed Content.

(b) Univision Local Novelas. Notwithstanding anything to the contrary contained herein, with respect to any Univision Local Novela, Univision Group shall have the right either (i) to contractually agree with the third party producer not to undertake (and actually not undertake) any sale, transfer, license or Broadcast of such Univision Local Novela in the Territory or in the United States (in which case such Univision Local Novela shall not be deemed to be Licensed Content or an Acquired Completed Novela hereunder unless and until Univision Group Broadcasts such Univision Local Novela in the United States, and at such time, the Univision Local Novela will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Univision Local Novela in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term); or (ii) to acquire the Broadcast rights to such Univision Local Novela for the United States and the Territory (such that the rights to Broadcast, in Licensed Media during the Term (or such shorter period equivalent to the term of rights acquired by Univision Group in the United States) in the Territory, such Univision Local Novela, would be and are licensed exclusively to Licensee hereunder as part of, and to the full extent of, the Licensed Rights in the Territory during the Term).

(c) Notice. Licensor shall inform Licensee at each Informational Meeting of any arrangements that Univision Group has entered into for a Co-Produced Local Novela or Univision Local Novela since the immediately preceding Informational Meeting (or if Informational Meetings have not yet taken place during the Term, since the Effective Date).

2.8 Reporting, Informational Meetings and Compliance.

(a) Informational Meetings. A coordinator designated by Licensor shall meet with a coordinator designated by Licensee once each quarter (the “Informational Meetings”) to discuss any planned Co-Produced Content, Acquired Other Content, Acquired Completed Novelas, Co-Produced Local Novelas and Univision Local Novelas and any Script exchanges or divestitures, in each case, if any, of which notice has not been previously given at prior Informational Meetings. At such meeting Licensor, subject to legal or third party contractual confidentiality restrictions, will provide information reasonably available to Univision Group regarding such planned Co-Produced Content, Acquired Other Content, Acquired Completed Novelas, Co-Produced Local Novelas and Univision Local Novelas or Script exchanges or divestitures, including: (i) a reasonably detailed description of such Audiovisual Content or Script; (ii) the identity of the third party producer, co-producer or owner (as applicable) with respect to such Audiovisual Content or Script; and (iii) any other information required to be provided with respect to any such Audiovisual Content or Script under this Section 2.

(b) Univision Group Certification. Within sixty (60) days of the end of each fiscal year, the highest-ranking production officer of Univision Group will deliver to Licensee a certificate attesting that, with respect to each item of Co-Produced Content, item of Acquired Other Content, Acquired Completed Novela, Co-Produced Local Novela, Univision Local Novela and any Script exchanges or divestitures, in each case, if any, entered into by Univision Group in the prior year, (i) Univision Group used good faith efforts not to structure any such arrangements or agreements in a manner intended to cause the applicable Audiovisual Content not to be deemed to be Licensed Content hereunder; and (ii) such arrangement or agreement was negotiated and entered into by Univision Group and the applicable third party on an arms-length basis.

(c) Confidentiality. Licensee acknowledges that any and all information provided by Licensor in accordance with this Section 2 is intended solely for the purpose of permitting Licensee to determine whether to exercise its rights under this Section 2 and to monitor compliance by Univision Group with the provisions contained in this Section 2 relating to Co-Produced Content, Acquired Other Content, Acquired Completed Novelas, Co-Produced Local Novelas, Univision Local Novelas and Scripts; it being agreed that Licensee shall keep confidential such information (to the extent such information is not otherwise publicly available), shall not use such information for their own account and shall not contact or engage in discussions with any person (excluding its representatives and advisors) other than Univision Group or the relevant seller, third party licensor or co-producer with respect to such agreement or arrangement.

(d) Acquired Completed Content. For the avoidance of doubt, Licensor will not be required to provide any information for or regarding Acquired Completed Content or Mexican Soccer Games.

2.9 Audiovisual Content Acquired Pursuant to the Program License Agreement. For the avoidance of doubt, no rights to Audiovisual Content acquired or licensed by Univision Group from Licensee, its Affiliates or third parties pursuant to the provisions of Sections 1 and 2 of the Amended and Restated 2011 Program License Agreement shall be deemed to be Licensed Content, licensed hereunder, or subject to the provisions of this Section 2.

3. General Terms and Conditions Relating to Audiovisual Content. Notwithstanding any other provisions of this Agreement, the grant of rights hereunder, and the parties’ respective rights and obligations with respect thereto, shall be subject to the following general terms, conditions, exceptions and exclusions.

3.1 Good Faith Efforts. Licensor agrees that it will use good faith efforts not to structure arrangements or agreements with respect to Audiovisual Content in a manner intended to cause such Audiovisual Content not to be Licensed Content.

3.2 Spanish Language Platforms. Licensee shall not Broadcast any Licensed Content or any portion thereof other than on a Spanish Language Platform; it being understood and agreed that the foregoing restriction shall not preclude the Broadcast of Licensed Content in the Licensed Media in the Territory during the Term (a) pursuant to (i) MVPD Arrangements, (ii) Sublicensing Arrangements approved by Licensor pursuant to Section 4 or (iii) TIN Branded Experiences, in each case, involving the Broadcast of Licensed Content through a distributor or aggregator of multi-lingual Audiovisual Content (e.g., YouTube, Apple / iTunes); or (b) pursuant to Clip Exchange Arrangements. For the avoidance of doubt, the restriction in this Section 3.2 shall not preclude bona fide Short Form Commercial Advertising on any and all platforms (including non-Spanish language platforms) intended to market, advertise or promote the availability of Licensed Content.

3.3 Sale of Broadcast Rights. Pursuant to the terms and conditions and subject to the exceptions and exclusions of Section 1 and Section 2, Licensor shall not, and shall cause Univision Group not to, sell, license or otherwise alienate any Broadcast rights in any Licensed Media in the Territory to any Audiovisual Content to the extent such Broadcast rights would be reasonably expected (absent such sale, license or other alienation) to become Licensed Rights, and to vest with Licensee during the Term.

3.4 Venevision Agreements. Audiovisual Content acquired or licensed by Univision Group from, or co-produced by Univision Group with, Venevision pursuant to the Venevision Agreements shall not be included in the Licensed Content or Licensed Rights hereunder, nor or be subject to any of the terms and conditions of this Agreement (including Section 2); provided, that Univision Group shall not agree to any amendment of such agreements that would adversely affect Licensee’s rights hereunder (it being understood that a mere renewal or extension of the term of such agreements (other than the Venevision PLA, which shall not be renewed or extended) shall not be deemed to adversely affect Licensee’s rights hereunder).

3.5 NFL Arrangement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Univision Group shall have the right to Broadcast by means of Internet and mobile in the Territory certain websites related to the National Football League, pursuant to that certain letter agreement between NFL Enterprises LLC and Univision Interactive Media, Inc. (an Affiliate of Licensor), dated September 14, 2010, as it may be amended by the parties thereto. Audiovisual Content available on such websites shall not be included in the Licensed Content or Licensed Rights hereunder, nor be subject to any of the terms and conditions of this Agreement. Licensor represents and warrants that (a) a significant majority of the content provided by Univision Group for such websites is not Audiovisual Content; (b) all Audiovisual Content provided by Univision Group for Broadcast on such websites is related to the National Football League; and (c) the content of such websites does not include Broadcasts of National Football League games (other than clips and highlight reels of such games).

3.6 Live Event Streaming. To the extent the live Internet streaming Broadcast rights in the Territory to a specific non-sporting live event (e.g., a live musical concert) that constitutes Licensed Content (for which Licensed Rights would be granted to Licensee hereunder) are promoted or controlled by the Univision Group live events business, the exercise of such live Internet streaming Broadcast rights by Licensee will be subject to the following additional terms, conditions, exceptions and exclusions:

(a) Licensor Notice. Licensor will inform Licensee in writing of the availability of the live Internet streaming Broadcast rights to each such live event to which Univision Group owns or controls such rights in the Territory. If such streaming rights are subject to Promotional Obligations, then Licensor shall also inform Licensee of such Promotional Obligations and any other terms and conditions applicable to such live event (which shall not include the payment of additional consideration by Licensee). Licensor shall provide such notice to Licensee as soon as reasonably practicable following Univision Group’s acquisition of such rights, but in no event later than forty five (45) days before the applicable live event (or if Univision Group acquires such rights within forty five (45) days of the applicable live event, within forty eight (48) hours of such acquisition (or if Univision Group acquires such live event within forty eight (48) hours of such live event, as promptly as practicable following such acquisition)).

(b) Licensee Election. If Licensee wishes to stream such a live event to which Univision Group owns or controls the live Internet streaming Broadcast rights in the Territory, it shall have the exclusive rights to do so in the Licensed Media during the Term to the full extent of rights owned or controlled by Univision Group now or in the future, provided it agrees to comply with the Promotional Obligations (and such other terms and conditions) contained in the above notice. If Licensee does not wish to stream such live event, or does not agree to satisfy the Promotional Obligations or other terms and conditions, Univision Group may Broadcast the live event by way of Internet streaming in the Territory, so long as Univision Group satisfies the Promotional Obligations, and the other terms and conditions applicable to such live event (subject to de minimis differences) as provided in the above notice.

(c) No Impact on Live Sports Rights or Non-Streaming Rights. For the avoidance of doubt, nothing contained in this Section 3.6 shall in any way apply to, or otherwise affect Licensee’s rights to exercise, (i) its rights hereunder to live sports events, whether by means of live Internet streaming or any other Licensed Media; or (ii) any of its other rights hereunder with respect to live events (other than the live Internet streaming Broadcast rights described in this Section 3.6), in each case, under, and in accordance with, this Agreement.

3.7 Territorial Integrity; Anti-Piracy. The license herein granted to Licensee is an exclusive license to Broadcast the Licensed Content in the Licensed Media in the Territory during the Term in accordance with the terms, conditions, exceptions and exclusions contained in this Agreement. In connection therewith, and in furtherance of the foregoing, Licensee and Licensor each agree to use commercially reasonable efforts to employ copy protection and other security measures reasonably designed to effectively prevent piracy and limit, in accordance with and subject to the then prevailing commercial practices and standards of broadcasters or digital platform operators, access to the Licensed Content (or content licensed by Licensor) to persons located inside the Territory or outside the Territory, as applicable.

(a) Territorial Integrity.

(i) Free Television Spillover.

(A) Licensor acknowledges and agrees that Licensee’s, its Affiliates’ and its Network Affiliates’ Broadcasts of Licensed Content by means of Free Television from within the Territory which are intended for reception in the Territory may be received outside of the Territory (such reception, the “Licensee Spillover”). Licensor agrees that the occurrence of Licensee Spillover shall not be considered a breach of this Agreement so long as (1) Licensee, its Affiliates and its Network Affiliates use their commercially reasonable efforts not to increase the predicted noise limited coverage contour of each of their respective stations outside the Territory beyond that authorized by the Comisión Federal de Telecomunicaciones and the Secretaría de Comunicaciones y Transportes as of November 1, 2010 (the “Licensee Permitted Spillover Contour”), provided, however, that with respect to any station acquired after November 1, 2010, the Licensee Permitted Spillover Contour shall be determined as of the closing date of the acquisition of such station; (2) such Licensee Spillover is incidental to their respective stations’ operations as authorized by the Comisión Federal de Telecomunicaciones and the Secretaría de Comunicaciones y Transportes; and (3) Licensee, its Affiliates and its Network Affiliates do not market advertising based on the availability of such Licensee Spillover to persons located outside the Territory. Notwithstanding the immediately preceding sentence, Licensor and Licensee acknowledge and agree that Licensee, its Affiliates and its Network Affiliates shall have the right and ability to (without being in breach of this Agreement) (x) consent to the re-transmission of a Free Television channel by any Cable Television System in the United States more than half of the subscribers of which reside within thirty-five (35) miles from the geographic reference coordinates of the center of the community of license of the transmission facility of such Free Television channel (“Licensee Facility Location”); and (y) base the price of any local advertising time or space sold on such Free Television channels in the Territory on the ability of viewers outside the Territory to view such Free Television channels.

(B) Licensee acknowledges and agrees that Univision Group’s Broadcasts of Licensed Content by means of Free Television from within the United States which is intended for reception in the United States may be received inside of the Territory (such reception, the “Univision Spillover”). Licensee agrees that the occurrence of Univision Spillover shall not be considered a breach of this Agreement so long as (1) Univision Group uses its commercially reasonable efforts not to increase the predicted noise limited coverage contour of each of their respective licensed stations in the Territory beyond that authorized by the FCC as of November 1, 2010 (the “Licensor Permitted Spillover Contour”), provided, however, that with respect to any station acquired after November 1, 2010, the Licensor Permitted Spillover Contour shall be determined as of the closing date of the acquisition of such station; (2) such Univision Spillover is incidental to Univision Group’s stations’ operations as authorized by the FCC; and (3) Univision Group does not market advertising based on the availability of such Univision Spillover to persons located inside the Territory. Notwithstanding the immediately preceding sentence, Licensor and Licensee acknowledge and agree that Univision Group shall have the right and ability to (without being in breach of this Agreement) (x) consent to re-transmission of a Free Television channel by any Cable Television System in the Territory more than half of the subscribers of which reside within thirty-five (35) miles from the geographic reference coordinates of the center of the community of license of the transmission facility of such Free Television channel (“Licensor Facility Location”); and (y) base the price of any local advertising time or space on such Free Television channels in the United States on the ability of viewers in the Territory to view such Free Television channels.

(ii) Satellite Encryption. In accordance with then prevailing commercial practices of broadcasters of Audiovisual Content in the United States, Licensee (and its Affiliates) and Univision Group shall encrypt their respective satellite Broadcasts of Licensed Content in the Territory and outside the Territory respectively, on a conditional access basis (i.e., access to the Broadcast is dependent on the use of receiving equipment which decrypts the Broadcast if, and only if, the user of the equipment is individually and specifically authorized to access the Broadcast by the party permitted to Broadcast such Audiovisual Content). The reception of such an encrypted satellite Broadcast or the unauthorized decryption of such a satellite Broadcast shall not be considered a breach of this Agreement by Licensee (or its Affiliates) or Univision Group, respectively, so long as (A) such parties’ Broadcast is intended for reception only by authorized viewers inside the Territory or outside the Territory, respectively; (B) such unauthorized reception or decryption is unintentional and incidental; and (C) Licensee (and its Affiliates) or Univision Group, as applicable, does not market the availability of such reception or decryption to persons located outside of its authorized territory.

(iii) Internet / Mobile Geo-Filtering. In accordance with the then prevailing commercial practices of Internet and mobile distributors of Audiovisual Content in the United States, as determined on a platform-by-platform basis, (A) Licensee shall use commercially reasonable efforts to use geo-filtering technology intended to prevent, and reasonably designed to effectively prevent, a person outside the Territory (including any Internet user, mobile device user, or authenticated video customer of an MVPD (e.g., via so-called “TV Everywhere”)) from accessing Internet/mobile Broadcasts of Licensed Content from within the Territory; and (B) Univision Group shall use commercially reasonable efforts to use geo-filtering technology intended to prevent, and reasonably designed to effectively prevent, a person in the Territory (including any Internet user, mobile device user, or authenticated video customer of an MVPD (e.g., via so-called “TV Everywhere”)) from accessing Internet/mobile Broadcasts of Licensed Content from the United States. For the avoidance of doubt, it shall be insufficient for Licensee or Licensor to use geo-filtering technology that permits Broadcasts of Licensed Content to be accessed by a person located outside or inside the Territory, respectively, who merely furnishes an address located, or the number of a credit card issued, outside or inside the Territory, respectively. From time to time, Licensor or Licensee may, if it uses a specific form of geo-filtering technology, request that the other party adopt such technology, and upon such request, such other party shall use its commercially reasonable efforts to adopt and implement such technology. In furtherance of the foregoing, Univision Group and Grupo Televisa, shall use commercially reasonable efforts to cause each of its sublicensees to use such geo-filtering technology in accordance with this paragraph, as applicable.

(iv) Intent. Univision Group and Licensee acknowledge and agree that this Section 3.7(a) is intended solely for purposes of ensuring the territorial integrity appurtenant to Licensor’s and Licensee’s rights in and to Licensed Content, and ensuring that neither Licensee nor Licensor will be in violation of this Agreement merely because transmissions or retransmissions from stations located inside or outside the Territory, respectively, or transmissions or retransmissions from satellite signals intended for television stations, cable systems or direct-to-home subscribers inside or outside the Territory, respectively, or over the Internet or mobile platforms (or by any other Licensed Media), may be unintentionally and incidentally viewed outside or inside the Territory, respectively, and is not intended to give Licensee or Licensor any right to Broadcast, or license others to Broadcast, Licensed Content intended for viewing, or which may be viewed, outside or inside the Territory, respectively, in each case except as provided in Section 3.7(a)(i).

(b) Copy Protection; Physical Security. Each of Univision Group and Grupo Televisa agree to use commercially reasonable efforts to mutually agree within a reasonable timeframe, (i.e., at most twelve (12) months after execution of this Agreement) on a plan and schedule to implement (and thereafter to implement in accordance with such plan and schedule) appropriate copy protection technology or solutions, generally consistent with the then prevailing commercial practices of similarly situated broadcasters in the respective territory, as determined on a platform by platform basis. For the avoidance of doubt, such measures are intended to (i) protect the intellectual property rights in each of Univision Group’s and Grupo Televisa’s Broadcasts; and (ii) prevent and/or deter theft, unauthorized copying or unauthorized Broadcast, destruction of, or unauthorized access or injury to, the materials and intellectual property rights underlying such Broadcasts.

(c) Protective Action.

(i) Take-Down Notices. Licensee and Licensor shall each have the right, but not the obligation, either itself or through a third party reasonably acceptable to the other party (e.g., BayTSP), to issue “take-down” notices with respect to any unauthorized third party Broadcasts of Licensed Content in the Territory (and shall copy the other party on any such issuances).

(ii) Legal Action. In the event that any unauthorized third party Broadcast of Licensed Content continues for a period of seventy-two (72) hours following the issuance of a “take-down” notice by either party (or its third party designee), the party issuing the notice shall promptly notify the other party, and the parties shall reasonably cooperate to address such unauthorized third party Broadcast of Licensed Content; provided, that only Univision Group shall have the right, if appropriate, to initiate and prosecute litigation against the applicable third party; provided, however, that Licensee may commence and prosecute such litigation (and shall in such case inform Licensor of its actions as promptly as practicable) in the event that (A) failure to do so immediately would result in irreparable harm to Licensee; or (B) Univision Group unreasonably fails to commence or prosecute litigation after request by Licensee.

(iii) Costs and Recoveries. If the party initiating such litigation requests cooperation or assistance from the other party (in connection with Section 3.7(c)(ii)), the initiating party will be responsible for the reasonable costs (including attorneys fees) of such cooperation or assistance incurred by such other party. In the event of litigation (or similar action or threatened action) against the applicable third party, any monetary remedy, award, statutory damages, settlement or other recovery resulting from such litigation, action or threatened action shall be allocated as follows: (A) first, to the initiating party, to recoup any costs (including attorneys fees) incurred by the initiating party in pursuing such litigation (including such costs incurred by the other party and reimbursed by the initiating party); and (B) second, any remaining amounts to Licensor.

3.8 Offensive or Politically Insensitive Platforms. If at any time Licensor reasonably determines that the Broadcast of Licensed Content on (a) the Televisa Interactive Network or other Spanish Language Platform owned or controlled by Licensee (other than Linear Television Channels, for which Licensor’s withdrawal rights shall be limited to those set forth in Section 8.10); or (b) pursuant to any Sublicensing Arrangements, would result in Licensed Content being available on a website or other platform that contains offensive or politically insensitive content that Licensor reasonably believes is likely to substantially and adversely affect Univision Group, then (i) Licensor may promptly provide to Licensee written notice of such determination (including the basis therefor); and (ii) upon receipt of such notice, Licensee shall address, as soon as reasonably practicable, or in the case of clause (b) shall use commercially reasonable efforts to cause the owner / operator of the applicable website or other platform to address, Licensor’s concern (including through the removal of Licensed Content from such offensive website or platform). In no event will Licensee cause Licensed Content to be Broadcast on an adult entertainment (as such term is commonly understood in the entertainment industry in the United States) site or adult entertainment platform that is owned or controlled by Licensee.

4. Sublicensing; Third Party Arrangements.

4.1 Licensee Right to Sublicense; General Requirements.

(a) Licensee Right to Sublicense. Pursuant to the terms and conditions and subject to the exceptions and exclusions contained in this Agreement, the Licensed Rights include the right to sublicense to third parties the right to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto), subject, if applicable, to the approval of Licensor pursuant to Section 4.2.

(b) General Requirements. Notwithstanding anything to the contrary herein, any Sublicensing Arrangement or third party arrangement for a TIN Branded Experience on which any Licensed Content is Broadcast shall comply with the following requirements (the “General Requirements”) unless expressly waived in writing by Licensor in its sole discretion on a case-by-case basis:

(i) Term and Use Restrictions. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a TIN Branded Experience: (i) with a term that is longer than the remaining Term; (ii) that provides for Broadcast of Licensed Content outside the Territory; (iii) that does not require geo-filtering outside the Territory (substantially consistent with Section 3.7(a)(iii)); and (iv) that would cause Licensed Content to be distributed on an adult entertainment site or platform.

(ii) Linear Television Channel. Licensee shall not enter into any Sublicensing Arrangement that involves the Broadcast of Licensed Content on any third party Linear Television Channel.

(iii) Core Controls. Any Sublicensing Arrangement must provide Licensee with the following core controls over the Licensed Content (“Core Controls”) vis-à-vis the sublicensee, which Licensee shall exercise as may be necessary or appropriate to comply with the provisions hereof: (a) Licensee (and not the sublicensee) shall have editorial control of the Licensed Content and will not permit the sublicensee to edit or manipulate such Licensed Content (e.g., mashups) without the prior written consent of Licensor; (b) Licensee (and not the sublicensee) shall have the right to select, refresh and withdraw Licensed Content; (c) the sublicensee shall not be permitted to sublicense the Licensed Content; (d) the sublicensee shall not be permitted to authorize any third party to Broadcast the Licensed Content (except that the sublicensee can place its branded applications, embed its branded media player or employ similar branded and controlled functionality in a third party’s sites, in each case, consistent with the then prevailing industry practices); and (e) Licensee will have remedies that are substantially no less favorable to Licensee, mutatis mutandis, than Univision Group’s remedies set forth in Section 15.

(iv) Content Ratio Tests. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a TIN Branded Experience that makes available to the applicable third party a number of hours of Licensed Content which constitute more than ***** of the total number of hours of Audiovisual Content made available under such Sublicensing Arrangement or third party arrangement for a TIN Branded Experience or a number of hours of Audiovisual Content produced or owned by Licensee which constitute less than ***** of the total number of hours of Audiovisual Content made available under such Sublicensing Arrangement or third party arrangement for a TIN Branded Experience; provided, that the content ratio requirement set forth in this Section 4.1(b)(iv) shall not apply to Sublicensing Arrangements or third party arrangements for TIN Branded Experiences with bona fide nationally recognized non-MVPD distributors in the Territory relating to (i) the Broadcast of all, or substantially all, of the feed of one or more of the Univision Channels and/or the Televisa Channels; or (ii) the Broadcast of individual items of Audiovisual Content that were Broadcast on the applicable Univision Channel or Televisa Channel within the immediately preceding thirty (30) days. For the avoidance of doubt, any such Sublicensing Arrangements with bona fide nationally recognized non-MVPD distributors in the Territory shall be subject to Licensor’s reasonable approval under Section 4.2, and shall be subject to the other General Requirements.

(v) Long-Term Arrangements. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a UIN Branded Experience that has a term (including any extensions or renewals) that is longer than *****.

4.2 Licensor Approval.

(a) Licensor Approval Required. Other than as provided in Section 4.4, all Sublicensing Arrangements will require the prior approval of Licensor (which approval shall not be unreasonably withheld, conditioned or delayed). Licensor may not condition its approval of any proposed Sublicensing Arrangement on the payment to Univision Group of any monetary or other consideration or on any changes to the then-existing arrangements between Licensee and Univision Group (including under this Agreement). However, in determining whether to provide such approval, the Licensor may take into account the terms and circumstances of the proposed Sublicensing Arrangement, including the financial terms and conditions of the proposed Sublicensing Arrangement, commercial terms of the proposed Sublicensing Arrangement as compared to industry standards at such time, the scope and extent of the rights to be granted under the proposed Sublicensing Arrangement, and the identity of the proposed counterparty (together with the overall economic benefit of the Sublicensing Arrangement to Licensee). It shall be deemed to be unreasonable for Licensor to withhold any approval required under this Section 4.2(a) of any proposed Sublicensing Arrangement on the basis of the identity of the proposed counterparty or the proposed terms if Univision Group has previously entered into a contractual arrangement (which is then in effect) with such proposed counterparty for the Broadcast of Excluded Content in the Territory or the Broadcast of Audiovisual Content in Mexico (unless such arrangement is required by applicable Law), in each case, on terms consistent therewith.

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION

(b) Approval in Licensor’s Sole Discretion. Notwithstanding Section 4.2(a), Licensor may withhold its approval in its sole discretion of any Sublicensing Arrangement on a case-by-case basis that:

(i) Non-Spanish Language Arrangements. Permits the Broadcast of Licensed Content in any language other than Spanish (including via closed caption, SAP, or other subtitling or dubbing).

(ii) Previously Owned Platforms. Permits the Broadcast of Audiovisual Content directly or indirectly on any platform that was owned or controlled by Licensee or its controlled Affiliates within the immediately preceding twenty-four (24) months.

4.3 Licensor Approval Procedures.

(a) General Procedures. Licensor will appoint one or more contact persons to review proposed Sublicensing Arrangements and one of such contact persons to have the authority to provide approvals of Sublicensing Arrangements on behalf of Licensor. Licensee will appoint one or more contact persons who will provide all information necessary to make an informed decision about proposed Sublicensing Arrangements, whom Licensor is to contact with any questions and to whom Licensor is to give its determination as to whether it will approve any applicable Sublicensing Arrangement.

(b) Digital Distribution Approval Process. Without limiting anything contained in Section 4.3(a), the following additional procedures will apply to any Licensee request for approval of, and any Licensor determination as to whether it will approve, any Sublicensing Arrangement relating to digital distribution of the Licensed Content:

(i) Proposed Transaction Notice. If Licensee desires to enter into any Sublicensing Arrangement for digital distribution, Licensee shall provide a notice of the proposed Sublicensing Arrangement to the general counsel, chief financial officer and head of digital distribution of Licensor, which notice shall contain the identity of the counterparty and a summary of all other material relationships regarding Audiovisual Content with the sublicensee under such proposed Sublicensing Arrangement. Licensee shall also provide only to the general counsel an unredacted copy of the draft agreement or term sheet governing such Sublicensing Arrangement and a copy of the draft agreement or term sheet redacted only so as not to disclose economic and other sensitive terms and conditions (such agreements and description together, the “Proposed Transaction Notice”). The general counsel may make available the unredacted copy of the draft agreement or term sheet only to the deputy general counsel and head counsel for the television department of Licensor and may make available the redacted copy of the draft agreement or term sheet only to such persons as necessary to permit Licensor to decide whether to approve or reject the proposed Sublicensing Arrangement. The general counsel of Licensor shall ensure that no employee or consultant of Licensor involved in digital distribution operations obtains any unredacted copy of the draft agreement or term sheet or any of the redacted information. If Licensee is prohibited from providing Licensor with a copy of the draft agreement or term sheet, then the parties will cooperate in good faith to determine an alternative means of providing Licensor with the requisite information necessary for Licensor to properly evaluate the proposed transaction, without violating any applicable contractual or other restrictions.

(ii) Evaluation Period. Licensor shall respond in writing to the Proposed Transaction Notice (either approving or rejecting the proposed arrangement, and setting forth the basis for any rejection) to Licensee within ten (10) Business Days of Licensee’s provision of any Proposed Transaction Notice (the “Evaluation Period”); provided, that if the Sublicensing Arrangement has a term (including any extensions or renewals) longer than three (3) years but shorter than five (5) years, then the time period for such approval shall be thirty (30) Business Days (instead of ten (10) Business Days). If Licensor does not reject a proposed Sublicensing Arrangement in accordance with the immediately preceding sentence during the Evaluation Period, such proposed transaction will be deemed to have been approved by Licensor on the terms contained in the applicable Proposed Transaction Notice.

(c) Renewals; Amendments. Any renewal of a Sublicensing Arrangement will require Licensor approval in accordance with this Section 4. For the avoidance of doubt, this Section 4.3(c) shall not apply to any third party arrangement for a TIN Branded Experience (as Licensor approval is not otherwise required for such arrangements). Amendments, modifications, extensions and/or waivers to any existing Sublicensing Arrangement that would cause such Sublicensing Arrangement to deviate in any material respect from the existing Sublicensing Arrangement, or affect the economics or scope of rights under such Sublicensing Arrangements, or violate any of the General Requirements, including the Core Controls will require Licensor’s approval in accordance with the provisions of this Section 4 applicable to such Sublicensing Arrangement, as amended. Any other amendment, modification, extension and/or waivers to an approved Sublicensing Arrangement shall not require Licensor’s approval.

4.4 Exceptions to Licensor Approval. Notwithstanding anything contained in this Agreement:

(a) TIN Arrangements. TIN Arrangements will be permitted without Licensor approval, do not constitute Sublicensing Arrangements, and any existing or future TIN Arrangements shall not be subject to any of the terms and conditions of Section 4; provided, that in the case of third party arrangements for TIN Branded Experiences only, such arrangements shall comply with the General Requirements. Licensee shall provide Licensor with written notice (that contains the identity of the counterparty and a summary of all material terms) substantially in the form of Schedule 3 attached hereto as soon as reasonably practicable following its entering into any arrangements for a TIN Branded Experience that Licensee concludes with third parties for Broadcast of Licensed Content.

(b) MVPD Arrangements. Licensor and Licensee hereby acknowledge and agree that (i) Licensee is currently a party to MVPD Arrangements and will, from time to time, enter into additional MVPD Arrangements consistent with industry practice; (ii) existing and future MVPD Arrangements shall not require Licensor’s approval; and (iii) MVPD Arrangements are not Sublicensing Arrangements and the terms and conditions set forth in this Section 4 do not apply to any existing or future MVPD Arrangements.

(c) Network Affiliation Arrangements. Network Affiliation Agreements will be permitted without Licensor approval, subject to the terms and conditions of Section 1.2(a)(ii).

(d) Clip Exchange Arrangements. Clip Exchange Arrangements will be permitted without Licensor approval, subject to the terms and conditions of Section 1.6.

4.5 Interactive Functionality; Technological Enhancements.

(a) Rights for Interactive Functionality; Technological Enhancements. Licensee’s permitted third party sublicensees (including any third parties permitted to Broadcast the Licensed Content in the Territory in accordance with this Section 4), MVPDs and Network Affiliates will be permitted to add enhanced interactivity (e.g., on-screen programming guides, menus, interactive voting systems, etc.), sharing capability, links to other community features, overlays, squeezebacks, automated translation technology and other similar interactive functionality to Licensed Content, and to undertake Technological Enhancements with respect to Licensed Content, in each case, consistent with the then prevailing industry custom and practice in the Territory.

(b) Notice of Technological Enhancements. Licensee shall, at the Informational Meetings, inform Licensor of any Technological Enhancements authorized or approved by Licensee to be undertaken by its permitted third party sublicensees which has not been previously notified to Licensor at prior Informational Meetings.

5. Downloads.

5.1 Download to Own (DTO). Licensee’s Licensed Rights exercised by means of DTO (but not any other commercial offering) during the Term in the Territory shall be subject to the following additional terms and conditions:

(a) DTO Availability Request. Upon request by Licensee from time to time, Licensor shall make identified items of Licensed Content available for Licensee’s Broadcast in the Territory by means of DTO to the extent that Licensor owns or controls such rights. Licensee acknowledges that Clearances may be necessary for the Broadcast of such Licensed Content in the Territory by means of DTO, and that parties’ respective obligations with respect to obtaining such Clearances are set forth in Section 8.13.

(b) Limitation to Televisa Interactive Network. Licensee shall have the exclusive right to Broadcast Licensed Content by means of DTO through the Televisa Interactive Network (pursuant to the terms and conditions and subject to the exceptions and exclusions applicable to such Licensed Content hereunder) without Licensor’s approval, pursuant to the terms and conditions and subject to the exceptions and exclusions of this Section 5.1. Any DTO arrangements with third parties outside of the Televisa Interactive Network are subject to Licensor’s approval as set forth in Section 4. All DTO arrangements shall comply with the geo-filtering provisions set forth in Section 3.7(a)(iii).

(c) Delivery Format. All Licensed Content provided by Licensor for Licensee’s DTO Broadcast shall be delivered in a format then suitable for such DTO Broadcast in the Territory, as agreed by the parties from time to time.

(d) Selection and Removal of Licensed Content for DTO. Licensor shall have the full rights to select and remove Licensed Content for DTO in its discretion, subject to the selection limitations and minimum content requirements set forth in Section 5.1(a). Licensor shall provide to Licensee at least thirty (30) days’ notice prior to any removal of Licensed Content being Broadcast by means of DTO. Notwithstanding the foregoing, Licensee may, from time to time, request that specific Licensed Content be made available for DTO Broadcast, and Licensor shall consider in good faith any such requests; provided, that Licensor’s decision with respect thereto shall be in its sole discretion and shall be final and binding.

(e) Information. For rights and administrative control purposes with respect to the Broadcast of Licensed Content by means of DTO, Licensee shall provide to Licensor monthly online reports (detailing downloads, payments and pricing) regarding such Broadcast, and any other information which Licensor reasonably requests, in each case, to the extent such information is reasonably available to Licensee. Licensee shall deliver any such information to Licensor by the twelfth (12th) Business Day of the month immediately following the month in which such information was received.

(f) Price. The retail price per item of Licensed Content for consumers to purchase Licensed Content by means of DTO shall be mutually agreed by the parties in writing in accordance with industry standards (such agreement not to be unreasonably withheld, conditioned or delayed). No free Licensed Content may be offered by means of DTO, other than in connection with bona fide promotions.

(g) Limitation to DTO. For the avoidance of doubt, this Section 5.1 shall only apply to Broadcast of Licensed Content by means of DTO, and shall not apply to any forms of rental, lease, on demand access (including any form of DTR or other download to rent) or other distribution of Licensed Content on a linear, streamed, temporal or otherwise non-permanent basis.

(h) Editing. Licensee’s rights to edit the Licensed Content are set forth in Section 8.8.

(i) [Intentionally Omitted]

(j) Clean Versions. Without limiting Licensor’s obligations under Section 8.1(b), Licensor shall deliver to Licensee “clean” versions (e.g., removing graphic insertions of, voice-overs promoting and URLs of univision.com and any other Univision Group owned or operated businesses, but not removing any product placement, promotions or mentions in the content of the Licensed Content) of all Licensed Content provided by Licensor to Licensee for DTO Broadcast under this Section 5.1.

5.2 Download to Rent (DTR). Licensee’s Licensed Rights exercised by means of DTR (but not any other commercial offering) during the Term in the Territory shall be subject to the following additional terms and conditions:

(a) Information. Licensee shall provide monthly online reports (including downloads, payments and pricing) regarding such Broadcasts solely for purposes of Univision Group’s obligations to account and provide information to applicable third parties with respect to the Broadcast of Licensed Content by means of DTR, and any other information which Licensor reasonably requests, in each case, to the extent such information is reasonably available to Licensee. Licensee shall deliver any such available information to Licensor by the twelfth (12th) Business Day of the month immediately following the month in which such information was received.

(b) No Free Content. No free Licensed Content may be offered by means of DTR, other than in connection with bona fide promotions.

6. Additional Spanish Language Platforms. For the avoidance of doubt, Licensee shall have the right to create or acquire additional Spanish Language Platforms (including additional Spanish language Linear Television Channels) and to Broadcast Licensed Content thereon, pursuant to the terms and conditions and subject to the exceptions and exclusions contained in this Agreement.

7. Notification and Acceptance of Programming; Scheduling Cooperation.

7.1 Timing of Availability. Each item of Licensed Content shall be made available by Licensor to Licensee for Broadcast pursuant to the terms of this Agreement (and the Licensed Rights with respect thereto shall vest):

(a) with respect to each item of Licensed Content not addressed in the following provisions of this Section 7.1, upon the first to occur of (i) the date when such Licensed Content is initially Broadcast by Univision Group in any Licensed Media; or (ii) the date when such Licensed Content is first made available for Broadcast by any third party in any Licensed Media;

(b) with respect to each Movie, upon the conclusion of the then applicable “first-run” theatrical availability window (as is then commonly understood in the motion picture industry in the Territory); provided, that for the avoidance of doubt, (i) any theatrical “re-release” of a Movie shall not have any effect on the availability of the applicable Movie to Licensee; and (ii) with respect to any Movie not initially theatrically released (e.g., a “direct-to-video” Movie) the availability shall be in accordance, mutatis mutandis, with Section 7.1(a);

(c) [Intentionally Omitted]

(d) with respect to each item of Ancillary Content, upon the first to occur of (i) the date when such Ancillary Content is initially Broadcast by Univision Group; (ii) the date when such Ancillary Content is first made available for Broadcast by any third party in Licensed Media; or (iii) the date when the applicable Licensed Content to which the Ancillary Content is related is actually first Broadcast by Licensee in the Territory.

For the avoidance of doubt, rights to Univision Produced Clips or Licensee Produced Clips shall be available (and the Licensed Rights with respect thereto shall vest) upon the availability and vesting (in accordance with this Section 7.1) of the applicable item of Licensed Content from which such clips are excerpted.

7.2 Availability Notices; Requests for Delivery.

(a) New Programs and Movies. At least as often as the first Business Day of each calendar quarter, Licensor will deliver a written notice (an “Availability Notice”) to Licensee specifying the Programs and Movies that (i) have become available to Licensee hereunder since the delivery of the preceding Availability Notice; or (ii) may no longer be available to Licensee hereunder (detailing the reason for such unavailability) (it being understood that the first Availability Notice, which Licensor shall deliver to Licensee no later than April 1, 2011, shall only be required to include those Programs and Movies that have become available to Licensee since the Effective Date). Each Availability Notice shall specify, for each such Program or Movie, (A) the name, length, number of episodes (if readily available), genre and content type; (B) Rights Restrictions (if any); and (C) Clearances (if any) that have not been obtained that would prohibit, restrict or impair Licensee’s Licensed Rights to such Programs or Movies. For purposes of this Section 7.2(a) only, the term “Program” shall refer to Programs initially Broadcast, or intended for initial Broadcast, on a Linear Television Channel.

(b) Library Programs and Movies. No later than forty-five (45) days following the Effective Date, Licensor shall deliver to Licensee a list that contains, to the best of Licensor’s knowledge, all Programs and Movies available to Licensee hereunder as of the Effective Date (a “Library Availability Notice”). The Library Availability Notice shall specify, for each such Program or Movie, the name, length, number of episodes (if readily available), genre and content type of such Program or Movie. For purposes of this Section 7.2(b) only, the term “Program” shall refer to Programs initially Broadcast, or intended for initial Broadcast, on a Linear Television Channel.

(c) Other Licensed Content. Promptly following the Effective Date, each of Licensor and Licensee shall designate a contact person to, over the first twelve (12) months following the Effective Date, collaborate in good faith to determine a reasonable process, format and timetable for Licensor to provide Licensee (and, following such determination, Licensor shall so provide Licensee) with adequate information regarding other Licensed Content available to Licensee hereunder. If no such process, format and timetable has been agreed by the end of such twelve (12) month period, then thereafter, the Availability Notice delivered under Section 7.2(a) shall include all Licensed Content as opposed to only Programs and Movies and provide the information specified under Section 7.2(a) with respect to such Licensed Content. Notwithstanding the foregoing, it is understood and agreed that this Section 7.2(c) shall not apply to (x) those Programs and Movies that are governed by Sections 7.2(a) and (b); and (y) Ancillary Content (which is governed by Section 8.12).

(d) Requests for Delivery. Upon the request of Licensee, Licensor shall deliver to Licensee whatever materials are reasonably available with respect to any available Licensed Content, at Licensee’s expense to the extent Licensee requests more than a pilot or representative episode or clip with respect to an available item of Licensed Content. If Licensee desires delivery of any available Licensed Content, it shall notify Licensor of its request for delivery, at any time, in a writing specifying the name of the desired available Licensed Content and such other information as may reasonably be requested by Licensor to complete delivery of the requested Licensed Content.

7.3 Cooperation. Until the Information Tail Date and subject to applicable Law, Licensor shall cooperate in good faith with Licensee, to the extent that such cooperation does not interfere with its businesses, in Licensee’s efforts to schedule, market and promote Licensee’s programming services and offerings, by attending the Informational Meetings (which may include separate meetings for television (which meetings shall include GT’s Corporate President of Television and Content and Licensor’s President of Univision Networks), motion picture and digital programming) and providing Licensee with brief descriptions of Programs, Movies and other material items of Univision Publications Content anticipated to be licensed hereunder that are in production or have been “greenlit” or otherwise set for production, anticipated availability dates for such items of Licensed Content, and other information reasonably requested by Licensee when such information becomes available to Univision Group; it being understood that any programming or production schedules so provided would be subject to modification and that no representation or warranty is being or would be made with respect thereto. Notwithstanding the foregoing, Licensor shall have no obligation to provide to Licensee any information under this Section 7.3 (a) regarding any such items of Licensed Content that are in production or have been “greenlit” or otherwise set for production that Licensor believes in good faith will not become available for Broadcast in the Territory until after the Term, (b) during the final year prior to the Information Tail Date, to the extent that Licensor believes in good faith that the disclosure of such information to Licensee would competitively disadvantage Univision Group, or (c) that is subject to legal or third party contractual confidentiality restrictions. For the avoidance of doubt, the obligations of the parties under this section shall not in any way limit, restrain, expand or otherwise modify any of the independent obligations of the parties contained elsewhere in this Agreement.

7.4 Production Services. From time to time, Licensee shall have the right to submit to Licensor bids to render production services for Univision Group Audiovisual Content, and Licensor shall be able to accept or reject such bids in its sole and absolute discretion.

8. Delivery, Expenses and Use of Licensed Content.

8.1 Delivery Procedure; Clean Versions.

(a) Delivery of Licensed Content. Following Licensee’s sending a request for delivery of an item of Licensed Content pursuant to Section 7.2(d) of this Agreement, Licensor shall deliver to Licensee, at Licensee’s expense, a visual and aural reproduction of each such item of Licensed Content either (at Licensee’s election and subject to Licensor’s reasonable ability to comply with such election) via satellite (at Licensee’s risk of loss if delivery via satellite is requested less than forty-eight (48) hours in advance of scheduled Broadcast), electronic delivery of files or any other intangible means of delivery, or on such form of videotape, disc or other device as reasonably requested by Licensee, formatted and suitable for Broadcast in the Territory in a digital or other format for each applicable Licensed Media, as reasonably requested by Licensee and as soon as reasonably available. Without limiting the generality of the foregoing, until further notice by Licensee to Licensor, Licensee requests access to a high definition feed (if available) for any live events. Licensed Content will be deemed delivered by Licensor when transmitted to the satellite or when delivered or made available digitally, or if shipped by courier, when actually received.

(b) Delivery of “Clean” Versions. Licensor shall deliver to Licensee “clean” versions (e.g., removing graphic insertions of, voice-overs promoting and URLs of univision.com and any other Univision Group owned or operated businesses) of all items of Licensed Content delivered to Licensee pursuant to this Agreement; provided, that Licensee shall not be required to remove any product placement, promotions or mentions in the content of any item of Licensed Content; provided, further, that this Section 8.1(b) shall not apply to (i) any Library Programs for which Univision Group does not have, at the time of the delivery, such a “clean” version (“Special Library Programs”); and (ii) live Programs and other Programs Broadcast simultaneously by Univision Group and Licensee (in the case of (ii), to the extent that production and delivery of such a “clean” version to Licensee would not be reasonably practicable, or would require Univision Group to incur incremental costs). Licensor shall inform Licensee, prior to delivery of any item of Licensed Content requested by Licensee, if such item of Licensed Content falls under clause (i) or (ii) of this Section 8.1(b) such that Licensor will not deliver to Licensee a “clean” version of such Licensed Content. Licensee shall be permitted to produce at its own expense “clean” versions of any such Licensed Content; provided, that the production of “clean” versions of such Licensed Content for Broadcast in Licensed Media by means of digital distribution shall be subject to Licensor’s approval (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, if for any reason Licensor fails to deliver a “clean” version of any Licensed Content other than Special Library Programs or live Programs described above, Licensee shall have the right to produce such a “clean” version, and Licensor shall pay (and promptly reimburse Licensee) for any costs in connection therewith upon provision by Licensee of appropriate documentation evidencing such costs. Licensor’s obligation to deliver “clean” versions under this Section 8.1(b) will not apply to Univision Publications Content, to which the provisions of Section 1.3(b)(i)(A) will apply.

8.2 Inspection of Delivered Programs. Licensee agrees that as soon as practicable following receipt of delivery of any Licensed Content through any medium, it will examine such delivery to determine whether it is physically suitable for Broadcast on all applicable Licensed Media and, if applicable, will notify Licensor immediately upon detecting any defect rendering such delivery unsuitable for such Broadcast. In such cases, Licensor shall promptly re-deliver such Licensed Content at its own expense through any medium (at Licensee’s reasonable election).

8.3 Destruction or Erasure of Delivered Programs. Licensee agrees to destroy any video tape, disc or other physical device and/or erase any electronic files embodying Licensed Content (and deliver to Licensor a certificate of destruction and/or erasure in connection therewith), in each case, as soon as practicable following the end of the Term (or as reasonably requested by Licensor in writing in connection with a withdrawal pursuant to Section 8.10). Licensee shall pay all costs of destroying such videotapes, discs or other physical devices or erasing such electronic files.

8.4 Ownership; Risk of Loss. Any videotapes, discs or other physical devices or intangible media (including electronic files) embodying Licensed Content shall at all times remain the property of Univision Group, subject to Licensee’s rights as herein provided. The risk of loss, damage, destruction or disappearance of any physical device, if any, shall be borne by Licensee from the time of delivery to Licensee. As to any video tape, disc or other physical device or part thereof lost, stolen, destroyed or damaged after delivery to Licensee, Licensee shall pay Licensor the cost of replacement thereof, which payment shall be limited to the cost of replacing the raw video tape, disc or other physical device.

8.5 Restrictions on Duplication. Except as provided herein, Licensee will not, and will not authorize others to copy or duplicate any Licensed Content unless necessary for the Broadcast by Licensee and any permitted third parties contemplated hereby (or the promotion of such Broadcasts). Licensee shall cause any permitted third party in possession of any duplicate or copy (whether in tangible form (e.g., discs, tapes) or intangible form (e.g., digital media files)) of any part of the Licensed Content (including trailers) to return such duplicate or copy at, or at a reasonable time prior to, the end of the Term (or as reasonably requested by Licensor in writing in connection with a withdrawal pursuant to Section 8.10), and Licensee shall destroy or erase (or cause to be destroyed or erased) such duplicate or copy (whether in tangible form (e.g., discs, tapes) or intangible form (e.g., digital media files)) of any part of the Licensed Content (including trailers), in accordance with Section 8.3. Upon receipt of written request from Licensor, an officer of Licensee shall certify in writing the destruction or erasure of all such copies.

8.6 Name and Likeness Rights; Promotions. Licensor will furnish to Licensee glossy prints and digital copies of still photos, synopses, cast lists and all other promotional material for the promotion of the Licensed Content, if available. Licensor grants to Licensee, without additional payment beyond the Telefutura Payment, the right and license to use and license others to use (a) Univision Group’s name and logos and the Univision Channel Marks; and (b) unless Licensee is advised by Licensor that rights of Licensor and its Affiliates are limited (in which case, to the extent not limited), to use and license others to use the name and likeness of, and biographical material concerning, each star, featured performer, writer, director and producer in the Licensed Content and the titles and trademarks of each item of Licensed Content and fictitious persons and locales therein, for advertising and publicity of the Licensed Content, and any broadcaster or sponsor thereof, but not for direct endorsement of any product or service; provided, that any such use by the broadcaster or sponsor thereof will protect the copyrights of Univision Group and shall not include any fee or royalty payable to Licensee or its Affiliates expressly and/or primarily for such use. To the extent available to Licensor (or any applicable Affiliate) after reasonable efforts, Licensor will furnish Licensee with music cue sheets for the Licensed Content and the information necessary for administration of rights payments. Subject to the foregoing, and subject to Licensor’s approval (not to be unreasonably withheld, conditioned or delayed), Licensee shall have the right to produce its own promotional material for or from the Licensed Content (including audio promotions for or from audio tracks of the Licensed Content). Univision Group shall permit its proprietary artists (if any) to appear on behalf of or for Licensee for promotional or programming purposes at mutually agreeable times (which agreement shall not be unreasonably withheld), at Licensee’s expense, it being agreed that Licensor may not be able to require an artist to appear, all requests to and contacts with Univision Group’s proprietary artists shall be made through a representative designated by Licensor (provided that if the designated representative of Licensee for these purposes has requested in writing to the designated representative of Licensor for these purposes to be informed as to whether an artist is under contract with Univision Group and such designated representative of Licensor has not responded to such designated representative of Licensee within seven days of receipt of such request, Licensee may try to contact such artist without going through Licensor or its designated representative), and such designated representative of Licensor shall not be required to approve any appearance which would interfere in any material respect with Licensor’s operations or productions.

8.7 Credits. Licensee agrees to include in its Broadcasts of Licensed Content all copyright notices and all credits made part of Licensed Content (including credits for stars, directors, producers and writers); provided, that Licensee shall have the right to eliminate identical internal credits when episodes of any Licensed Content air back-to-back on any Linear Television Channel.

8.8 Editing. In connection with Licensee’s Broadcast of the Licensed Content in the Licensed Media in the Territory during the Term, Licensee shall have the right to cut and edit such Licensed Content; provided, that only with respect to the creation of “clean” versions, such right shall be subject to Licensor’s approval right in Section 8.1(b). For the avoidance of doubt, to the extent that, as a result of Licensee’s exercising any of its editing rights hereunder with respect to any Licensed Content, such edited Licensed Content constitutes a “derivative work” under the United States Copyright Act, such derivative work shall nevertheless remain the sole property of Licensor (subject to the rights granted to Licensee hereunder).

8.9 Product Placement.

(a) Cooperation. Licensor and Licensee intend to cooperate effectively in order to exploit reasonable opportunities for product placement and integration in Licensed Content to be Broadcast in the Territory.

(b) Points of Contact. Each of Licensor and Licensee shall appoint a single person to act as point of contact for such efforts. Such contact persons shall cooperate to make each party aware of commercial opportunities for product placement or integration in Licensed Content to be Broadcast in the Territory and, in any event, each such contact person will present such opportunities (not previously disclosed to the other) at the first Informational Meeting following such contact person’s learning of such opportunities.

(c) Exchange of Products. The parties will work together so that, to the extent technologically feasible, Licensee, with prior approval of Licensor (on a good faith basis), may substitute products of advertisers to whom Licensee has sold product placement in exchange for products placed by Univision Group in recorded Licensed Content, so long as such substituted placement does not adversely affect in any way, as determined by Licensor in good faith, the artistic quality and/or integrity of the Licensed Content. By way of example and not in limitation, Licensor may determine not to approve such substitutions in the relevant recorded Licensed Content if any person or entity, including any director, producer or actor in or of such recorded Licensed Content, in his, her or its sole and absolute discretion does not want the substitution, or if Licensor believes that proposing such substitution would harm its relationship with such director, producer or actor. For the avoidance of doubt, Licensee shall not substitute products in Licensed Content initially Broadcast simultaneously, by Univision Group and Licensee; provided, that the contact persons will cooperate in order to pre-record segments that may be inserted by Licensee in the time segments designated by Licensee in such Licensed Content Broadcast simultaneously. An Affiliate of Licensor which is capable of effecting such substitution will have the Right of First Negotiation / First Refusal to perform such substitution.

(d) Licensee Requests. Licensor will consider in good faith requests of Licensee, made from time to time, to effectuate product placement and/or integration by Licensee’s advertisers in Licensed Content during their production and/or post-production stage and will use commercially reasonable efforts to keep Licensee informed of commercial opportunities during such stage. While Licensor shall have no obligation to effectuate such product placement and/or integration, Licensor shall make the determination as to whether to comply with such requests in good faith. By way of example and not in limitation, Licensor may determine not to comply with such requests if any person or entity participating during the production and/or post-production of the Licensed Content in question, including any director, producer or actor in or of such Licensed Content, in his, her, or its sole and absolute discretion does not want the product placement and/or integration, or if Licensor believes that proposing the product placement and/or integration would harm its relationship with such director, producer or actor.

(e) Costs. In the event that Licensor or its Affiliates effectuate product placement and/or integration during production or post-production of any Licensed Content by Licensee’s advertisers or otherwise at Licensee’s written request, Licensee will pay the costs for such placement and/or integration (which such costs will need to be agreed between Licensee and Licensor prior to effectuation of the product placement and/or integration) upon provision by Licensor of appropriate documentation evidencing such costs.

(f) Notification of Refusal. Within five (5) Business Days of any determination by Licensor that it will not include product placement requested by Licensee, Licensor will inform Licensee of such determination and the reasons therefor.

(g) Licensor Policies. All product placement and integration requests shall be subject to the policies and rules of Univision Group’s sales department from time to time in effect that Licensor has prior to such time provided to Licensee; provided, that such policies and rules shall not limit, expand or otherwise modify Licensor’s obligations with respect to such requests as set forth under this Section 8.9.

8.10 Licensor Withdrawal of Programs. Subject to Section 12.1 and Licensee’s remedies for a breach thereof, Licensor may, in its sole and absolute discretion, withdraw any Licensed Content and terminate any license with respect to such Licensed Content if Licensor reasonably determines that the Broadcast thereof is likely to: (a) infringe the rights of third parties; (b) violate any Law; or (c) otherwise subject Licensor to any material liability. In the event of any such withdrawal or termination, Licensor shall give Licensee as much notice as reasonably practicable, and the parties shall have no obligations to each other with regard to Licensed Content not produced, subject to Section 12.1 and Licensee’s remedies for a breach thereof.

8.11 Digitization; Technological Enhancements.

(a) Requests. With respect to any particular item of Licensed Content (and without limiting Licensee’s rights and obligations under Section 8.11(d) with respect to HD up-conversion and/or down-conversion), Licensee may request from Licensor reasonable information regarding whether such item of Licensed Content has been subject to digital conversion or Technological Enhancements, and Licensor shall promptly respond to such requests (including by providing Licensee with a brief description of such digital conversion or

Technological Enhancements and any applicable technical specifications therefor); provided, that no inadvertent failure by Licensor to comply with the foregoing shall constitute a breach of this Agreement.

(b) Televisa Digitization and Technological Enhancements. If Licensee has requested delivery of Licensed Content in a digital or other format in accordance with Section 8.1(a) but Univision Group does not then have such digital or other format of such Licensed Content, Licensee may request, by delivery of a Technology Services Request to Licensor, the conversion or Technological Enhancement of such Licensed Content to such digital or other format. If Licensor reasonably determines that such conversion or Technological Enhancement would not interfere with its digitization efforts or other businesses, then Licensor shall, at the sole cost and expense of Licensee, undertake such process in accordance with Licensee’s requested Technical Specifications and a schedule mutually agreed between Licensor and Licensee (which schedule shall include a reasonable “cushion” period for unforeseen delays and contingencies); provided, however, that Licensor shall not have any obligation to undertake any such process until Licensor has prepared and delivered to Licensee a Technology Services Budget for such process, and Licensee has agreed to such budget. In the event that Licensor or an Affiliate thereof does undertake any such conversion or Technological Enhancement, Licensee will pay the costs and expenses for such conversion or Technological Enhancement (in accordance with the agreed Technology Services Budget) upon provision by Licensor or an Affiliate thereof of appropriate documentation evidencing such costs and expenses.

(c) Licensee Digitization and Technological Enhancements. If, following Licensee’s delivery of a Technology Services Request with respect to any requested Technological Enhancement, Licensor is unwilling or unable to undertake the requested process for any reason, then, so long as such Licensed Content has already been converted into, or was created in, a digital format, and subject to Licensor’s approval over the Technical Specifications, Licensee shall be permitted to undertake or procure such Technological Enhancement at its own cost and expense.

(d) High Definition (HD) Conversion. Notwithstanding anything contained in this Section 8.11, the following terms and conditions shall apply to HD conversion: Licensee shall inform Licensor when it intends to undertake up-conversion of Licensed Content to HD or down-conversion of Licensed Content from HD, and will specify the HD format and up-conversion and/or down-conversion methods and standards that it intends to use. In the event Licensee uses as a basis for converting programs to HD format the standards determined, from time to time, by the National Television System Committee or Advanced Television System Committee (or one of their successors), Licensee shall not require approval from Licensor for the up-conversion or down-conversion described in this paragraph; otherwise, Licensee shall require approval from Licensor, which shall not be unreasonably withheld or delayed. Once format(s) and conversion method(s) have been established by the procedure set forth in the immediately preceding sentence, Licensee may continue to use such format(s) and conversion method(s) to up-convert or down-convert Licensed Content without Licensor’s consent.

8.12 Ancillary Content.

(a) Ancillary Content Requests. With respect to any particular item of Licensed Content, Licensee may request from Licensor reasonable information regarding what Ancillary Content is currently (or anticipated by Licensor to be) available for Broadcast by Licensee in the Territory in connection with such Licensed Content, and Licensor shall promptly respond to such requests (including by providing Licensee with a brief description of any such Ancillary Content and any applicable content specifications (e.g., duration, resolution, etc.) with respect thereto); provided, that no inadvertent failure by Licensor to comply with the foregoing shall constitute a breach of this Agreement.

(b) Delivery of Ancillary Content. In connection with the delivery of Licensed Content to Licensee, Licensor shall deliver to Licensee any available, existing Ancillary Content with respect to such Licensed Content to the extent requested by Licensee.

(c) Ancillary Content Production Requests. From time to time, Licensee may deliver a notice to Licensor requesting the production of Spanish language Ancillary Content relating to an item of Licensed Content for use by Licensee, so long as Univision Group has not already created such material or similar material. Any such notice shall specify the desired type and content of the material (including the applicable content specifications (e.g., duration, resolution, etc.) with respect thereto) and the desired schedule for production thereof in detail reasonably specific and sufficient to permit Licensor to evaluate the request. Licensor shall consider in good faith each such request; provided, that Licensor shall have no obligation to consider requests submitted by Licensee after the Information Tail Date. In the event that Licensor in its sole discretion elects to undertake any such production, it shall do so in accordance with the specifications requested by Licensee and a schedule mutually agreed between Licensor and Licensee (which schedule shall include a reasonable “cushion” period for unforeseen delays and contingencies); provided, that Licensor shall not undertake such production until Licensor has prepared and delivered to Licensee an Ancillary Content Budget for such production, and Licensee has agreed to such budget. Licensee will pay the costs and expenses for such production (in accordance with the agreed Ancillary Content Budget) upon provision by Licensor of appropriate documentation evidencing such costs.

(d) Inclusion in License. For the avoidance of doubt, any Ancillary Content produced by Licensor with respect to any Licensed Content (including any audiovisual material produced pursuant to this Section 8.12) shall be included in the Licensed Content (and shall be licensed to Licensee hereunder).

8.13 Digital Distribution Clearances.

(a) Responsibility for Obtaining and Paying for Digital Distribution Clearances. As between Licensee and Licensor, Licensee shall pay all costs associated with obtaining Clearances in connection with Licensee’s Broadcast of Licensed Content in Licensed Media by means of digital distribution throughout the Territory during the Term.

(b) Clearances for Digital Distribution. Subject to Section 8.13(a), Licensor shall use commercially reasonable efforts to obtain (by the availability date for each item of Licensed Content under Section 7.1), all Clearances necessary for the exercise of the Licensed Rights by means of digital distribution by Licensee in the Licensed Media during the Term in the

Territory of each such item of Licensed Content. As more fully described in Sections 7.2(a) and 7.2(b), each Availability Notice and Library Availability Notice shall specify any applicable Clearances that have not been obtained with respect to the Licensed Content set forth therein, notwithstanding such efforts. Licensee may from time to time (but no more frequently than monthly) request in writing that Licensor or an Affiliate thereof obtain any Clearances necessary for the exercise of the Licensed Rights by means of digital distribution in the Licensed Media by Licensee during the Term in the Territory of one or more items of Licensed Content, which request shall include Licensee’s reasonably desired Broadcast schedule and the applicable Licensed Media for which Clearances are required with respect to such items of Licensed Content. Upon receipt of such request, and subject to Section 8.13(a), Licensor shall use commercially reasonable efforts to obtain the requested Clearances in a timely fashion so as to permit Licensee to Broadcast such Licensed Content in the applicable Licensed Media in accordance with the desired Broadcast schedule. Licensor shall notify Licensee of the costs of any such requested Clearances, and Licensee shall pay such costs directly, and Licensor’s obligation to obtain such Clearances is expressly subject to Licensee’s payment of such costs. Licensor shall not have the ability to commit Grupo Televisa to any of the costs with respect to any item of Licensed Content referenced in Section 8.13(a), unless (i) Licensee gives prior approval; or (ii) Grupo Televisa (or any permitted sublicensee) Broadcasts such item of Licensed Content.

9. Payments.

9.1 Telefutura Rights Payment. For each calendar year during the period beginning on the Effective Date and ending on December 31, 2025, and in consideration of the license by Licensor to Licensee of Licensed Rights to Licensed Content that is produced for or Broadcast in the United States by Licensor on the Telefutura Network, Licensee shall pay to Licensor (or such affiliate of Licensor in Mexico as Licensor may designate in writing (any payment to such affiliate of Licensor. an “Affiliate Payment”)) seventeen million two hundred eighty four thousand three hundred seventy five dollars ($17,284,375) in twelve equal installments of one million four hundred forty thousand three hundred sixty four dollars and fifty eight cents ($1,440,364.58), and each such payment obligation shall be absolute and unconditional (the “Telefutura Payment”). Licensee shall make such monthly payment no later than the fifth (5th) day of each month in respect of the immediately preceding month (with the first such payment due no later than February 14, 2011). All payments made pursuant to this section shall be in cash in U.S. currency. For the avoidance of doubt, the Licensed Rights other than to Licensed Content that is produced for or Broadcast in the United States by Licensor on the Telefutura Network are granted hereunder on a royalty free basis.

9.2 Taxes. Licensee shall pay and shall be responsible for any and all sums payable on account of sales, use or other similar taxes arising out of or relating to the licensing or Broadcast by Licensee of the Licensed Content, or any other exploitation of the Licensed Rights by Licensee, and any personal property or other tax assessed or levied by any governmental unit arising out of or relating to the storage or possession of the Licensed Rights or Licensed Content by Licensee.

9.3 Withholding.

(a) Licensee may deduct and withhold from any payment to or for the account of Licensor pursuant to this Agreement, such amounts as it reasonably determines it is required to withhold with respect to such payment under applicable tax laws, and shall promptly remit such amounts to the appropriate taxing authority. Within thirty (30) days of any such remittance, Licensee shall furnish to Licensor the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably requested by Licensor.

(b) Licensor shall deliver to Licensee a duly completed IRS Form 6166 (or successor form) establishing Licensor’s U.S. tax residence and shall update such forms as required by Law or as reasonably requested by Licensee. For so long as Licensor has complied with its obligation pursuant to the preceding sentence, any withholding required to be made by Licensee shall be made at a rate not exceeding the rate required by applicable law, giving effect to the IRS Form 6166 (or successor form) delivered by Licensor to Licensee.

(c) In the event Licensee is required to deduct and withhold from any payment to or for the ac-count of Licensor pursuant to this Agreement tax at a rate in excess of the rate at which Licensee would have been required to deduct and withhold tax from any payment to or for the account of Licensor pursuant to this Agreement if Licensee were a corporation tax resident in Mexico (such rate, the “Mexican Rate”), the economic burden of any such excess tax shall, as between Licensor and Licensee, be borne solely by Licensee and any payments by Licensee pursuant to this Agreement shall be increased to the extent necessary to yield to the Licensor the amounts Licensor would have received if any deduction or withholding had been made at the Mexican Rate. In the event Licensor obtains a refund or credit of any tax as to which Licensee has paid additional amounts pursuant to this Section 9.3(c), it shall pay over such refund or credit to the Licensee, net of all reasonable out-of-pocket expenses.

(d) To the extent Licensee is required to deduct and withhold from any payment pursuant to this Agreement that is an Affiliate Payment tax at a rate in excess of the rate at which Licensee would have been required to deduct and withhold tax if such payment had been made directly to Licensor by an affiliate of Licensee that is a corporation tax resident in Mexico, the economic burden of any such excess tax shall, as between Licensor and Licensee, be borne solely by Licensor and Licensee (i) may deduct and withhold from any such Affiliate Payment such amounts as it reasonably determines it is required to withhold with respect to such payment under applicable tax laws and shall promptly remit such amounts to the appropriate taxing authority and (ii) shall have no obligation to pay any gross-up with respect to such Affiliate Payment.

(e) Licensee shall cooperate in any reasonable manner requested by Licensor to minimize Licensor’s withholding tax liability.

9.4 No Interest. No interest shall accrue on any Telefutura Payment, whether or not past due.

10. [Intentionally Omitted]

11. Advertising Time.

11.1 Univision Group Right to Purchase Advertising. Licensor and its Affiliates shall be permitted to purchase advertising time on the Televisa Channels, which cannot be preempted by Licensee or its Affiliates, which time shall be sold for the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold.

11.2 Quality Standards. All material provided for Broadcast by Licensor and its Affiliates shall comply with the quality standards for unaffiliated advertisers established by Licensee from time to time. A copy of such standards will be provided to Licensor at least one week prior to Licensor’s material becoming subject thereto. The then-current standards may not be changed in such a way as to intentionally and adversely impact the use by Licensor and its Affiliates of advertising time under this Section 11.

11.3 Use of Advertising for Univision Group Third Party Promotion. Licensor may not directly or indirectly make the advertising made available under this Section 11 available to persons other than its Affiliates. Notwithstanding the preceding sentence, in connection with Licensor and its Affiliates’ purchase of advertising under this Section 11, Licensor and its Affiliates may include in any of their commercial advertisements incidental references to, or images of, a third party that relate to the primary subject matter of such Licensor (or its Affiliate’s) advertisement (e.g., a Univision Group hard good “available at Wal-Mart” or a Univision Group payment card affiliated with Mastercard) (“Tie-Ins”) (a) with a duration not in excess of the customary industry practice (it being understood that the customary industry practice as of the date hereof is approximately five (5) seconds in any commercial); (b) if the reference is graphical, of a size substantially consistent with customary industry practice; and (c) with respect to which Licensor and its Affiliates do not receive any revenues, directly or indirectly, from the third party in exchange for the Tie-In.

12. Representations and Warranties.

12.1 Licensor Representations and Warranties. Licensor hereby agrees, represents and warrants for the duration of the Term as follows:

(a) Capacity. Licensor is free to enter into and fully perform this Agreement;

(b) Licensed Rights. Licensor has or will have the right to grant to Licensee the Licensed Rights to the Licensed Content in the Territory set forth in this Agreement, including the necessary literary, artistic, technological and intellectual property rights;

(c) Clearances. Subject only to Section 8.13 with respect to the digital distribution of the Licensed Content, Licensor has secured or will secure all necessary Clearances (subject to the provisos in Section 12.1(e)), for the exercise of the Licensed Rights to the Licensed Content in the Territory set forth in this Agreement;

(d) No Encumbrances. There are no and will not be any pending liens, charges, restrictions or encumbrances on the Licensed Content that conflict with the Licensed Rights, other than (a) pledges to support bona fide indebtedness of Licensor or its Affiliates to a third party; and/or (b) pledges to one or more of the investors or investor groups in BMPI to support bona fide indebtedness of Licensee or any Affiliate to any such investor or investor group;

(e) [Intentionally Omitted]

(f) Credit Obligations. The main and end titles of the Licensed Content and all publicity, promotion, advertising and packaging information and materials supplied by Licensor will contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of such Licensed Content who are entitled to receive credit and comply with all applicable contractual, guild, union and statutory requirements and agreements;

(g) Intellectual Property. Subject only to any Clearance limitations relating to the digital distribution of the Licensed Content of which Licensor has notified Licensee in writing as required pursuant to Section 8.13, the exercise of the Licensed Rights to the Licensed Content in the Territory will not infringe on any rights of any third party, including copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or “moral rights” (to the extent such moral rights are recognized by U.S. Law); and

(h) Exclusivity. Except to the extent expressly permitted by this Agreement, Univision Group has not and will not grant or license to others, and will not itself exercise, any rights to Broadcast any Licensed Content in any Licensed Media during the Term in the Territory, including by way of any Broadcast over the Radio of any audio portion of any Novela in the Territory (other than spill-over from Univision Group’s border Radio stations in the United States).

12.2 Licensee Representation and Warranty. Licensee hereby agrees, warrants and represents for the duration of the Term that Licensee is free to enter into and fully perform this Agreement.

12.3 Insurance. Licensor further agrees that, while it has no obligation to do so, if Univision Group secures a producer’s (Errors and Omissions) liability policy covering the Licensed Content, or any part thereof, it will cause Licensee and its Affiliates to be named as additional insureds on such policy and will cause a certificate of insurance to be promptly furnished to Licensee, provided, however, that the inclusion of Licensee and its Affiliates as additional insureds does not result in any additional cost or expense to Univision Group. Licensor will notify Licensee when such insurance is obtained and, after obtained, if cancelled. Any such insurance as to which Licensee and its Affiliates are additional insureds shall be primary as to Licensee and its Affiliates and not in excess of or contributory to any other insurance provided for the benefit of or by Licensee and its Affiliates.

13. Indemnification.

13.1 Licensor Indemnification. Licensor agrees to indemnify Licensee, its Affiliates (other than Univision Group), subsidiaries, partners, the partners of any partnership that is a partner of Licensee, its direct and indirect shareholders and all officers, directors, employees and agents of any of the foregoing (collectively the “Licensee Indemnitees”) against and hold the Licensee Indemnitees harmless from (subject to Section 15.8) any and all claims, deficiencies, assessments, liabilities, losses, damages, expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”) incurred or suffered by any Licensee Indemnitee arising out of, relating to, or by reason of, Univision Group’s breach of, or non-compliance with, any covenant, agreement or provision herein contained or the inaccuracy of any representation or warranty made by Licensor. Such Losses shall be reduced by: (a) the amount of any net tax benefit ultimately accruing to Licensee on account of Licensee’s payment of such claim; (b) insurance proceeds which such Licensee Indemnitee has or will receive in connection with such Losses; and (c) any recovery from third parties in connection with such Losses; provided, however, that Licensor shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if the Licensee Indemnitee provides Licensor with an undertaking to reimburse Licensor for the amount of any such benefit or claim ultimately received; and provided, further, that the Licensee Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensor is subrogated (in form and substance satisfactory to Licensor) to such Licensee Indemnitee’s claims in respect of such insurance or third parties.

13.2 Licensee Indemnification. Licensee agrees to indemnify Licensor, its Affiliates, subsidiaries, partners, the partners of any partnership that is a partner of Licensee, its direct and indirect shareholders (other than Licensee and its Affiliates) and all officers, directors, employees and agents of any of the foregoing (the “Licensor Indemnitees”) against and hold the Licensor Indemnitees harmless from (subject to Section 15.8) any and all Losses incurred or suffered by any Licensor Indemnitee arising out of, relating to, or by reason of, (a) Grupo Televisa’s or its permitted sublicensees’ breach of, or non-compliance with, any covenant, agreement or provision herein contained or the inaccuracy of any representation or warranty made by Licensee); or (b) any program or commercial material (apart from the Licensed Content) furnished by Licensee. Such Losses shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Univision Group on account of Univision Group’s payment of such claim; (ii) insurance proceeds which Univision Group has or will receive in connection with such Losses; and (iii) any recovery from third parties in connection with such Losses; provided, however, that Licensee shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if the Licensor Indemnitee provides Licensee with an undertaking to reimburse Licensee for the amount of any such claim ultimately received; and provided, further, that the Licensor Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensee is subrogated (in form and substance satisfactory to Licensee) to such Licensor Indemnitee’s claims in respect of such insurance or third parties.

13.3 Indemnification Procedures. The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an “Indemnification Notice”) with respect to any claim for indemnification shall be given by the party seeking indemnification (the “Indemnitee”) to the party from which indemnification is sought (the “Indemnitor”) within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the

Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within ninety (90) days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor’s expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select one separate counsel to participate in the defense of such action on its behalf, at the Indemnitor’s expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee’s control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

14. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until and include the date that is the last date of the “Term” of the Amended and Restated 2011 Program License Agreement (as such “Term” is defined in the Amended and Restated 2011 Program License Agreement, and as it may be accelerated, terminated or extended in accordance with the terms and conditions therein). This Agreement may be terminated by either party only pursuant to, and in accordance with, the terms and conditions set forth in Section 15; or in the event that the other party asserts Force Majeure under Section 20.2 as a relief from substantially all of its obligations hereunder for a period in excess of one (1) year.

15. Dispute Resolution; Remedies. Each of Licensor and Licensee intends to use its good faith efforts to establish a constructive working relationship which will continue throughout the Term. In order to facilitate maintenance of that relationship, each desires to set forth remedy provisions by which any disagreements can be resolved.

15.1 Expedited Arbitration.

(a) Matters Subject to Arbitration. In order to promote the efficient resolution of disputes that may arise between the parties, the parties hereby agree that all disputes arising out of or relating to the following matters (“Arbitrable Matters”) shall be exclusively subject to the Arbitration Procedures set forth below in this section:

(i) Characterization of Audiovisual Content. Any disputes relating to whether content is a Program, Licensed Content, Co-Produced Content, an Acquired Completed Novela, Acquired Completed Content, a Co-Produced Local Novela, a Univision Local Novela or Acquired Other Content or if the procedures of Section 2 relating thereto have been followed;

(ii) Editing for Digital Distribution “Clean” Versions. Any disputes relating to Licensor’s approval of Licensee’s editing to produce “clean” versions of Licensed Content for Broadcast by means of digital distribution;

(iii) Televisa Channel Advertising. Any disputes relating to the use, placement and/or pricing of advertising on the Televisa Channels;

(iv) [Intentionally Omitted]

(v) [Intentionally Omitted]

(vi) [Intentionally Omitted]

(vii) Corporate Opportunities. Any disputes in connection with the procedures for the corporate opportunity matters set forth in Section 16.

(viii) Excluded Content. Any disputes as to whether any Audiovisual Content constitutes “Excluded Content” or “Univision Publications Content”;

(ix) [Intentionally Omitted]

(x) Approval of Third Party Arrangements. Any disputes relating to Licensor’s approval rights relating to Licensee’s arrangements with third parties for the Broadcast of Licensed Content, as set forth in Section 4;

(xi) [Intentionally Omitted]

(xii) Offensive / Politically Insensitive Content. Any disputes relating to Licensee’s obligation to use commercially reasonable efforts to address Licensor’s concerns regarding offensive or politically insensitive content on third party platforms, as set forth in Section 3.8;

(xiii) Clearances. Any disputes relating to Licensor’s obligation to use commercially reasonable efforts to obtain Clearances requested by Licensee, as set forth in Section 8.13;

(xiv) Univision Spoiler Content. Any disputes relating to Licensor’s obligation to use commercially reasonable efforts to prevent the Broadcast or publishing of Univision Spoiler Content pursuant to Section 1.4;

(xv) [Intentionally Omitted]

(xvi) Co-Production Costs. Any disputes with respect to the appropriate percentage of the combined costs of Co-Produced Content to be borne by each of Licensee and Univision Group pursuant to Section 2.3;

(xvii) Windows. Any disputes with respect to what constitutes the customary theatrical availability window for Movies;

(xviii) Monetization of Territory Audiences. Any disputes with respect to Licensee’s or Univision Group’s compliance with the terms and conditions of Section 19;

(xix) Industry Practice. Any disputes regarding what constitutes “industry practice” or how any terms are “commonly understood in the entertainment industry”, or other disputes regarding similar standards;

(xx) Promotions in Univision Publications Content. Any disputes regarding whether promotional materials contained in any Univision Publications Content complies with the limitations in the proviso set forth in Section 1.3(b)(i)(A);

(xxi) Telefutura Payments. Any disputes relating to the non-payment of the Telefutura Payments; and

(xxii) Other Matters. Any other matters expressly identified in this Agreement as subject to binding arbitration under this Section 15.1.

(b) Arbitration Procedures. All Arbitrable Matters shall be resolved by the Umpire selected by the parties under the Amended and Restated 2011 Program License Agreement (the “Umpire”). The process and procedures set forth in Sections 15.1(b), (c), and (d) of the Amended and Restated 2011 Program License Agreement shall apply, mutatis mutandis, except that the second sentence of Section 15.1(d)(iii) shall be replaced with the following:

“It shall be presumed that good cause can be shown for shortening time frames in any Arbitration Procedure (A) relating to Section 15.1(a)(xxi); or (B) if necessary to preserve a Broadcast schedule in the case of disputes described in Sections 15.1(a)(xiii), 15.1(a)(xiv) or 15.1(a)(xvii) or to preserve a business opportunity in the case of disputes described in Sections 15.1(a)(i), 15.1(a)(vii) or 15.1(a)(x) in which case the time periods for the Arbitration Procedures shall be set in order to preserve such Broadcast schedule or business opportunity.”

(c) Non Arbitrable Matters. All disputes other than those set forth in Section 15.1(a) are not subject to the Arbitration Procedures unless the parties mutually agree in writing to submit them to the Arbitration Procedures.

15.2 Dispute Resolution. In the event that either party claims that the other party has breached its obligations hereunder with respect to a matter that is not an Arbitrable Matter as set forth in Section 15.1(a) with respect to a matter that is not an arbitrable matter thereunder:

(a) [Intentionally Omitted]

(b) Breaches. In the case of a breach (whether non-monetary or by way of a claim for damages), except as provided in Section 15.1, the dispute shall be submitted to the private judge as above, with at least a demand for injunctive relief (including thereby specific performance); the prevailing party shall be awarded its actual attorneys’ fees; and

(c) Other Claims. In the case of any other action relating to or arising out of this Agreement, including any action for declaratory judgment or any demand for injunctive relief against a threatened breach, except as provided in Section 15.1, the dispute shall be submitted to the private judge as provided in Section 15.2(a), and the prevailing party shall be awarded its actual attorneys’ fees.

(d) Interim Relief. In the event of a dispute in which injunctive relief is sought and that is otherwise subject to jurisdiction of the private judge hereunder, if the private judge has not yet been assigned, a party may seek a temporary restraining order or similar order in any court specified in Section 15.6 until the assignment of a private judge and such private judge’s determination of whether to grant injunctive relief, and the private judge shall not be precluded from granting any other relief, including damages, as permitted by this Section 15.2.

15.3 Cure Rights; Determination of Material Breaches Leading to Right to Terminate; No Right of Appeal.

(a) Opportunity to Cure. In the case of a breach with respect to payment of the Telefutura Payment, the breaching party shall have sixty (60) days after notice of non-payment to cure such breach by making full payment without interest of any kind or amount.

(b) Repeated Failures. Notwithstanding the foregoing or any other provision hereof, repeated failure to make payment when required, even if subsequently cured, may be a basis for a proceeding before the Umpire or private judge and, if determined by the Umpire or private judge to have been cumulatively material and evincing an intent to avoid, or reckless disregard for, compliance with such obligation, shall be determined by the Umpire or private judge to constitute a material breach giving rise to a right of termination in the non-breaching party. In the event of any such breach, the party asserting the breach shall advise the other party in writing of such claimed breach reasonably promptly after discovering such breach.

(c) Materiality Threshold. Notwithstanding any other provision of this Agreement, in any proceeding for breach of this Agreement—or, following the eighteen (18) month anniversary of the date hereof, the International Program Rights Agreement (as amended by the IPRA Amendment), the Sales Agency Agreement or the Amended and Restated 2011 Program License Agreement (it being understood that any breach of the International Program Rights Agreement (as amended by the IPRA Amendment), the Sales Agency Agreement or the Amended and Restated 2011 Program License Agreement prior to the eighteen (18) month anniversary of the date hereof shall in no event be deemed to be material or give rise to a right of termination by the non-breaching party)—whether with respect to payment of the Telefutura Payment or otherwise, a finding of breach by the Umpire or private judge shall not be deemed material and shall not give rise to a right of termination by the non-breaching party unless: (i) in the case of a breach with respect to payment of the Telefutura Payment, the party against whom the determination of breach has been made by the private judge fails to pay the amount awarded by the Umpire or private judge within ten (10) Business Days of the decision by the Umpire or private judge; or (ii) in the case of a breach other than with respect to payment of the Telefutura Payment, the party against whom relief (preliminary or final) has been ordered or adjudged by the private judge or Umpire fails to comply with such order or judgment; or (iii) the party determined to be guilty of breach by the private judge or Umpire has twice previously been determined to be guilty of a breach (whether with respect to payment of the Telefutura Payment or otherwise) by the private judge or Umpire, such second breach having occurred subsequent to the determination by the private judge or Umpire of initial breach and such third breach having occurred subsequent to the determination by the private judge or Umpire of second breach, and each such breach is determined by the private judge to either (A) in the case of breaches with respect to payment of the Telefutura Payment, be a breach or a series of breaches committed within the same fiscal year which individually or in the aggregate are for amounts equal to or greater than ten percent (10%) of the Telefutura Payment due for the fiscal year immediately preceding the fiscal year in which the claimed breach or breaches occur, or if the series of breaches was not committed within the same fiscal year, which in the aggregate are for amounts equal to or greater than ten percent (10%) of the aggregate of the Telefutura Payment due for each fiscal year immediately preceding each of the fiscal years in which such claimed breaches occur, or (B) in the case of all other determined breaches, evince an intent to avoid, or reckless disregard for, compliance with the obligations that are the basis of the breach; or (iv) pursuant to Section 15.3(b). For the avoidance of doubt, any determination by the Umpire shall be conclusive as to whether there was a breach, and only the issue of whether the breach or breaches evince an intent to avoid or reckless disregard for compliance with the obligations that are the basis of the breach shall be determined by the private judge.

(d) Right to Terminate Following Material Breach.

(i) Telefutura Payment Breaches. If a determination has been made that any breaches with respect to payment of the Telefutura Payment are individually or cumulatively material consistent with the foregoing, then Licensor shall have the right to elect to terminate this Agreement only as to the license of Licensed Rights to Licensed Content that is produced for or Broadcast in the United States by Licensor on the Telefutura Network, which election shall be made not later than sixty (60) days after the determination of the existence of such material breach. Such termination shall occur sixty (60) days after written notice of such election to terminate.

(ii) Other Breaches. If a determination has been made that any breaches other than with respect to payment of the Telefutura Payment are individually or cumulatively material consistent with the foregoing, then the non-breaching party shall have the right to elect to terminate this Agreement, which election shall be made not later than sixty (60) days after the determination of the existence of such material breach. This Agreement shall terminate sixty (60) days after written notice of such election to terminate.

(e) No Right to Appeal. Decisions of the private judge as to the foregoing shall be final and the parties waive any right to appeal.

15.4 Satisfaction of Indemnification Obligations Cures Inaccuracy of Licensor Representations and Warranties. Notwithstanding the foregoing, the inaccuracy of any of Licensor’s representations and warranties contained in Section 12 hereof shall not be deemed to be a breach of its obligations for purposes of Sections 15.3(b) and 15.3(c) to the extent that Licensor satisfies its indemnification obligations with respect to such inaccuracy.

15.5 Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles; except that the procedural laws of the State of New York shall apply to the Arbitration Procedures (as set forth in Section 15.1) and the enforcement thereof.

15.6 Jurisdiction; Venue; Service of Process. Except to the extent provided in Sections 15.1 and with respect to the provisions of Section 15.2, each of the parties irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA, 90017 as his or its agent to receive on behalf of him or it and his or its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to any of the parties in care of the Process Agent at the Process Agent’s above address, and each of the parties irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivery of a copy of such process to such party at its address specified in or pursuant to Section 20.5. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.7 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

15.8 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be liable to any other party under this Agreement for any special, consequential, punitive or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise; provided, however, that this limitation shall not preclude Licensee from seeking any such damages if, prior to a private judge determining pursuant to Section 15.3 that Licensor is entitled to terminate this

Agreement, Licensor (or any of its affiliates) takes any action to intentionally suspend access to, withdraw, refuse to furnish, or otherwise directly or indirectly make unavailable Licensed Content; provided, that for the avoidance of doubt, no such damages shall be available if such action on the part of Licensor arises out of a specific dispute (a) as to Licensor’s withdrawal of a specific item or series of items of Licensed Content pursuant to Section 8.10, (b) as to Licensor’s cancellation of production of any Licensed Content, or (c) of a type contemplated by Section 15(a)(i) or 15(a)(viii).

16. First Opportunity Rights.

16.1 Proposed New Businesses.

(a) Notice and Information. If Univision Group intends to enter into a Proposed New Business during the Term and (i) Grupo Televisa is not in good faith actively pursuing for itself the Proposed New Business, or (ii) the Proposed New Business is significantly and meaningfully different from any current business Grupo Televisa is actively pursuing for itself (regardless of whether such Proposed New Business is in the same genre, field, market or space as any business Licensee and its controlled Affiliates are currently engaged in, but in no event shall a Proposed New Business include a Linear Television Channel), Licensor will notify Licensee in writing and, on a timely basis, provide Licensee with information, if any, that Univision Group has used (as of the time of such provision) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Proposed New Business (but not information which includes information regarding other businesses of Univision Group).

(b) Licensee Election. Within thirty (30) days of being so notified, Licensee may notify Licensor that it elects in good faith to participate in the Proposed New Business, in which case Univision Group and Grupo Televisa may participate in the Proposed New Business such that Univision Group, on the one hand, and Grupo Televisa, on the other hand, will each have a 50% economic and voting interest in the Proposed New Business (or such other allocation of economic and voting interests as agreed by Licensee and Licensor in good faith). Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Proposed New Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Proposed New Business. In the event that Licensee does not notify Licensor within the 30-day period that it elects to participate in the Proposed New Business, then Univision Group will be permitted to, within a reasonable time period, enter into the Proposed New Business and any Audiovisual Content that is related to the Proposed New Business will be “Univision Proposed New Business Content” (and shall be subject to the limitations set forth in the definition of “Univision Publications Content”, other than clause (b) of such definition (as such Audiovisual Content must instead relate to, or complement, the Proposed New Business and not a Univision Publication)).

(c) No Linear Television Channels. It is understood and agreed that, notwithstanding anything to the contrary contained herein, Univision Group shall not pursue a Proposed New Business that consists primarily of the ownership and/or operation of a Spanish language Linear Television Channel in the Territory during the Term.

16.2 Stand Alone Business.

(a) Notice and Information. If Univision Group proposes to acquire (whether by merger, acquisition of stock or assets, partnership, joint venture or otherwise) a Stand Alone Business during the Term, Licensor will offer Grupo Televisa, by written notice in a timely manner, the opportunity to elect, within thirty (30) days (or shorter period if necessary so as not to lose the opportunity (e.g. if the bid deadline does not permit a thirty (30)-day election period)) of receipt of such notice, to participate in the acquisition of the Stand Alone Business; provided, that Licensor will use good faith efforts not to delay notice so as to jeopardize Licensee’s ability to acquire such Stand Alone Business. Concurrently with the delivery of the aforementioned notice, Licensor will provide Licensee with information, if any, that Univision Group has used (as of the time of such delivery) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Stand Alone Business (but not information which includes information regarding other businesses of Univision Group), subject to any legal or third party contractual confidentiality restriction

(b) Licensee Election. In the event that Grupo Televisa accepts the opportunity to participate in the Stand Alone Business, then Univision Group may acquire fifty percent (50%) of the Stand Alone Business with Grupo Televisa acquiring fifty percent (50%) (or such other allocation of ownership as agreed by Licensee and Licensor in good faith), and Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Stand Alone Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Stand Alone Business. If Grupo Televisa does not accept the opportunity to participate in the acquisition of the Stand Alone Business within thirty (30) days (or shorter period if necessary so as not to lose the opportunity (e.g. if the bid deadline does not permit a thirty (30)-day period)) of Univision Group’s offer, or does not participate in such opportunity to acquire fifty percent (50%) of such Stand Alone Business, Univision Group may, within a reasonable period of time, seek to acquire and acquire the Stand Alone Business and any Audiovisual Content that is related to the Stand Alone Business will be “Univision Stand Alone Business Content”.

(c) No Univision Linear Television Channels. It is understood and agreed that, notwithstanding anything to the contrary contained herein, Univision Group shall not pursue a Stand Alone Business that consists primarily of the ownership and/or operation of a Spanish language Linear Television Channel in the Territory during the Term.

16.3 Carve Out Business.

(a) Notice and Information. If Univision Group proposes to acquire (whether by merger, acquisition of stock or assets, partnership, joint venture or otherwise) a Carve Out Business during the Term, Univision Group may undertake and consummate an acquisition of the larger business of which the Carve Out Business is a part at any time. However, without restricting or impeding the ability of Univision Group to undertake and consummate such acquisition, Licensor will use its commercially reasonable efforts to offer (including after Univision Group has completed the acquisition of the larger business) Licensee and its controlled Affiliates, by written notice in a timely manner, the opportunity to elect, within sixty (60) days of receipt of such notice, to seek to participate in the Carve Out Business. Concurrently with the delivery of the aforementioned notice, Licensor will provide Licensee with information that Univision Group has used (as of the time of such delivery) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Carve Out Business (but not information which includes information regarding other businesses of Univision Group), subject to any legal or third party contractual confidentiality restrictions.

(b) Licensee Election. In the event that Licensee or one of its controlled Affiliates accepts the opportunity to participate in the Carve Out Business, then Univision Group may acquire or retain fifty percent (50%) of the Carve Out Business with Grupo Televisa acquiring fifty percent (50%) (or such other allocation of ownership as agreed by Licensee and Licensor in good faith) and Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Carve Out Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Carve Out Business. In no event shall this Section 16.3(b) restrict or impede the ability of Univision Group to undertake and consummate an acquisition of the larger business. If Licensee does not accept the opportunity to participate in the acquisition of the Carve Out Business within the sixty (60) day period, or does not participate in such opportunity to acquire fifty percent (50%) of such Carve Out Business, Univision Group may acquire or retain the Carve Out Business, as part of the larger acquisition, and any Audiovisual Content that is related to the Carve Out Business will be “Univision Carve Out Business Content”.

(c) Linear Television Channels. Notwithstanding anything contained in Sections 16.3(a), and (b), if the Carve Out Business in question consists of the ownership and/or operation of a Spanish language Linear Television Channel, the following shall apply:

(i) Free Television Channel. If, as part of such larger acquisition, Univision Group acquires a Spanish language Free Television channel in the Territory, Licensor shall offer to Licensee the right to participate in the Free Television channel as a Carve Out Business (pursuant to the terms and conditions of this Section 16.3); provided, that if Licensee does not participate in such Spanish language Free Television channel, for any reason, Univision Group shall, as promptly as reasonably practicable, entirely divest itself of any interest in such Spanish language Free Television channel.

(ii) Channel Other Than Free Television Channel. If, as part of such larger acquisition, Univision Group acquires any Spanish language Linear Television Channel other than a Free Television channel, Licensor shall offer to Licensee the right to participate in such Spanish language Linear Television Channel as a Carve Out Business (pursuant to the terms and conditions of this Section 16.3).

17. Transfer of Program Rights. Licensee may not transfer to any third party any rights whatsoever with respect to Licensed Content or any other Audiovisual Content of Univision Group to which Licensee has been licensed rights hereunder, in connection with the transfer of any Spanish Language Platform or other platform or assets of Licensee or its Affiliates (other than in connection with any transactions contemplated under Section 20.6 or a Sublicensing Arrangement permitted under Section 4 of this Agreement).

18. [Intentionally Omitted]

19. Monetization of Territory Audiences. Licensor will not, directly or indirectly, base or determine the price of any advertising time or space, product placements or sponsorships in any Licensed Media on the ability of viewers in the Territory to receive Licensed Content (but expressly excluding Excluded Content and Charitable/Religious Content), subject only to the third sentence of Section 3.7(a)(i)(B).

20. Miscellaneous.

20.1 [Intentionally Omitted]

20.2 Force Majeure. Neither party hereto shall be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a “Force Majeure Event”). Each party shall promptly notify the other in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the party affected and make reasonable efforts to remedy any such event, except that neither party shall be under any obligation to settle a labor dispute.

20.3 Modification. This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver.

20.4 Waiver of Breach. A waiver by either party of any breach or default by the other party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

20.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (c) by both (i) facsimile and (ii) email or other generally accepted means of electronic transmission, addressed as set forth in Schedule 4 or to such other addresses as may be specified by like notice to the other parties.

20.6 Assignments. Either of the parties may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to an Affiliate capable of performing the assignor’s obligations hereunder, and either of the parties may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party’s businesses and assets are pledged or transferred (provided that in the case of a pledge, any such assignment shall be made only as part of a granting of collateral to support bona fide indebtedness of Licensee or its Affiliates to a third party). No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 20.6 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of Law or otherwise; provided, however, that Univision Group may assign, grant a security interest in or otherwise transfer its rights to payment hereunder in connection with one or more financings. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20.7 Further Assurances. Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate or evidence this Agreement including any required filings with the U.S. Copyright Office.

20.8 Information Sharing. To the extent that either party is required to provide information to the other party under this Agreement, such party shall (and shall cause its Affiliates to) use good faith efforts to limit contractual confidentiality restrictions with respect to agreements entered into after the Effective Date, in order to permit the sharing of information expressly provided in this Agreement.

20.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

20.10 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided, that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

20.11 Language Rules of Construction. Unless the context otherwise clearly requires: (a) the term “third party” shall be deemed to mean “unaffiliated third party”; (b) any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the term “include,” “includes” and “including” shall be deemed to be followed by the words “but not limited to”; (d) the term “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on, or requirements with respect to, such amendments, supplements or modification set forth herein or therein); (f) any reference herein to any person, or to any person in a specified capacity, shall be construed to include such person’s successors and assigns or such person’s successors in such capacity, as the case may be; (g) the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision; and (h) any of the defined terms may be used in the singular or the plural, depending on the reference. Licensor and Licensee acknowledge and agree that references in this Agreement to Licensee’s or GT’s “controlled Affiliates” or to “Grupo Televisa” are sometimes used for purposes of clarity, and that no such references (or failure to include such references) shall operate, or be deemed to operate, to limit or impair the rights afforded to Licensee with respect to GT and its controlled Affiliates under Section 1.2(a).

20.12 Headings. The subject headings of the sections and sub-sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

20.13 Entire Agreement. This Agreement, together with Annex A and the Schedules hereto, the Amended and Restated 2011 Program License Agreement, the IPRA Amendment and the Sales Agency Agreement contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings, other than the Third Amended and Restated Program License Agreement to the extent provided in Section 20.1(a) of the Amended and Restated 2011 Program License Agreement with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

VIDEOSERPEL, LTD.

By:	/s/ Salvi Rafael Folch Viadero
Name:	Salvi Rafael Folch Viadero
Title:	Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name:	Joaquín Balcárcel Santa Cruz
Title:	Attorney-in-Fact

UNIVISION COMMUNICATIONS INC.

By:	/s/ Andrew W. Hobson
Name:	Andrew W. Hobson
Title:	Senior Executive Vice President

[Signature Page to Amended and Restated 2011 Mexico License Agreement]

Annex A

The following terms shall have the following meanings:

“Acquired Completed Content” means Audiovisual Content (other than a Novela or Excluded Content), the Broadcast rights to which are or have been acquired by Univision Group from a third party and with respect to which Univision Group had no involvement or arrangement of any kind or nature (including no approvals or controls) relating to the development, production or financing of such Audiovisual Content at any time.

“Acquired Completed Novela” means a Novela, the Broadcast rights to which are or have been acquired by Univision Group from a third party and with respect to which Univision Group had no involvement or arrangement of any kind or nature (including no approvals or controls) relating to the development, production or financing of such Novela at any time.

“Acquired Other Content” means Audiovisual Content (other than Charitable/Religious Content, a Novela, Excluded Content or a Mexican Soccer Game) originally produced in the Spanish language or with Spanish subtitles, produced by a third party (other than with any Television Broadcaster in the Territory, which will not be permitted under any circumstances) the Broadcast rights to which are or have been acquired by Univision Group from a third party, and with respect to which Univision Group has only one (1) of the following types of involvement: (a) providing a portion of the production financing to such third party for the production of such Audiovisual Content; or (b) providing equipment to such third party for use in the production of such Audiovisual Content; or (c) permitting talent that is exclusive or proprietary to and under contract to Univision Group to appear or participate in the production of such Audiovisual Content by such third party.

“Acquired Scripts” has the meaning set forth in Section 2.6(b).

“Affiliate” of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this Agreement, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliate shall not mean, with respect to Licensor, (a) a Network Affiliate, (b) any one of the investor groups, including Grupo Televisa, that owns equity interests in BMPI or any person that controls any one of such investor groups (or any person acquiring, whether by merger, sale or otherwise, all or any portion of such equity interests or the equity interests of any such investor group, or any person that controls such acquiring person), or (c) any person controlled by any of such investor groups (or such acquiring person) other than (i) BMPI, Broadcast Media Partners Holdings, Inc. or Licensee, (ii) any subsidiary of, or other person directly or indirectly controlled by, BMPI, Broadcast Media Partners Holdings, Inc. or Licensee or (iii) any person formed by such investor groups (or such acquiring person) to own a direct or indirect interest in Licensee. Affiliate shall not mean, with respect to either of Licensee, Grupo Televisa or GT, (x) any person that controls GT, (y) any person under common control with, but not directly or indirectly controlled by, GT, or (z) Licensor, Univision Group, or any of its Affiliates.

“Affiliate Payment” has the meaning set forth in Section 9.1

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated 2011 Program License Agreement” has the meaning set forth in the Recitals.

“Ancillary Content” means, with respect to Licensed Content, “best of” compilations, deleted scenes, bloopers, B-roll footage, webisodes, mobisodes, behind-the-scenes material, alternate endings, cast interviews, Short-Form Commercial Advertising promoting Licensed Content (e.g., a commercial for a Novela) and other similar short-form Audiovisual Content, in each case, that is related to, based on, or supplementary to such Licensed Content; provided, that neither Univision Produced Clips nor Licensee Produced Clips shall constitute Ancillary Content.

“Ancillary Content Budget” means the budget for any applicable production of Ancillary Content, which budget shall be delivered by Licensor promptly following Licensee’s delivery of a notice requesting such production.

“Arbitrable Matters” has the meaning set forth in Section 15.1(a).

“Audiovisual Content” shall mean all forms of moving images with accompanying sound, including novelas, musicals, variety shows, situation comedies, game shows, children’s shows, news shows, cultural and educational programs, sports programs, sporting events, reality shows, movies, political conventions, election coverage, parades, pageants, fashion shows, “how-to” and other informational programs, interviews, animation and demonstrative content. For the avoidance of doubt, references herein to “Audiovisual Content” shall not include (a) Videogames; or (b) Short Form Commercial Advertising for third party goods and services.

“Availability Notice” has the meaning set forth in Section 7.2(a).

“BMPI” has the meaning set forth in the Recitals.

“Broadcast” means to transmit, re-transmit, distribute, display, project, perform or otherwise disseminate Audiovisual Content to, or for, reception by any form of viewing, display or other reception device, whether now known or hereafter developed in the future.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Mexico City.

“Cable Television System” shall have the same meaning as that set forth for a “cable system” in 47 U.S.C. § 522(7).

“Carve Out Business” means a business (other than Publications and websites directly related thereto) acquired as part of a larger acquisition, a significant aspect of which in terms of prospects and either (a) operations or (b) results of operations, consists of Broadcast of Spanish language Audiovisual Content in the Territory. Notwithstanding the foregoing, in the case of a Carve Out Business that is a Start-Up Business, the standard for determining whether a significant aspect of such business consists of Broadcast of Spanish language Audiovisual Content in the Territory shall be based on either the prospects or proposed results or operations of such business. For the avoidance of doubt, a “Carve Out Business” would not include any Videogame business or opportunities.

“Charitable/Religious Content” means any Audiovisual Content consisting exclusively of (a) a religious service, or (b) charitable and non-commercial specials (e.g. telethons, presidential speeches).

“Clearances” shall mean (a) all consents, permissions and approvals for incorporation into Licensed Content of the names, trademarks, likenesses and or biographies of all persons, firms, products, companies and organizations depicted or displayed in such Licensed Content, (b) all consents, permissions and approvals for incorporation into Licensed Content of any preexisting film or video footage produced by third parties, and (c) all licenses, use and reuse rights, synchronization licenses, digital rights, and other rights to use content incorporated into such Licensed Content, including musical compositions.

“Clip Exchange Arrangements” means bona fide clip and highlight reel exchange agreements involving no or de minimis cash consideration entered into from time to time between Licensor or Licensee, on the one hand, and unaffiliated Television Broadcasters or other third parties engaged in the Broadcast of Linear Television Channels, on the other hand, in the ordinary course and consistent with industry custom and practice (including regarding clip duration) in the Territory.

“Co-Produced Content” means Audiovisual Content (other than a Novela, Acquired Completed Novela, Acquired Completed Content, Acquired Other Content, Co-Produced Local Novela, Mexican Soccer Game or Excluded Content) originally produced for Broadcast in the Spanish language or with Spanish subtitles, by Univision Group and one or more unaffiliated third parties (collectively, the “Co-Production Partners”), in each case, pursuant to a co-production agreement between Univision Group and such Co-Production Partners (other than any co-production agreement directly or indirectly between Univision Group and any Television Broadcaster in the Territory, which will not be permitted under any circumstances) with respect to which (a) as between Univision Group and the Co-Production Partners, at least one such Co-Production Partner must provide a specific and significant contribution underlying such Audiovisual Content (examples of such specific and significant contributions include Scripts, the provision of multiple essential creative elements (e.g., several of key cast members, key artistic director, executive director and/or executive producer) having no affiliation with Univision Group, but shall not include financing or other contributions of a fungible nature); (b) at least one of such Co-Production Partners meaningfully participates in, or exercises meaningful controls or approvals over, the development and production of such Audiovisual Content; and (c) one or more of such Co-Production Partners controls the licensing of the Broadcast rights in the Territory.

“Co-Produced Local Novela” means a Novela (other than an Acquired Completed Novela) to be Broadcast initially in a Spanish-Speaking Country (outside the Territory and the United States), that is originally produced for Broadcast in the Spanish language or with Spanish subtitles in such Spanish-Speaking Country (outside of the United States and the Territory) and is co-produced by Univision Group with a third party (other than pursuant to a co-production agreement directly or indirectly between Univision Group and any Television Broadcaster in the Territory, which will not be permitted under any circumstances), in each case, pursuant to a co-production agreement between Univision Group and such third party.

“Co-Production Partners” has the meaning set forth in the definition of Co-Produced Content.

“Core Controls” has the meaning set forth in Section 4.1(b)(iii).

“Divested Script” has the meaning set forth in Section 2.6(b).

“DTO” means the “a la carte” sale or other similar transaction through Licensed Media involving the sale of a permanent copy of Audiovisual Content embodied in any form other than Hard Good Home Videograms, which transaction is consummated by means of Broadcast to any device whether now known or hereafter devised (e.g., a set-top box, computer, cellular phone, mp3 player, PDA or other storage device) from an outside source for subsequent unlimited viewing in perpetuity, as determined by the applicable buyer or assignee.

“DTR” means the “a la carte” rental, lease or other similar transaction, or a subscription based transaction, through Licensed Media, regarding a non-permanent copy of Audiovisual Content embodied in any form other than Hard Good Home Videograms, (a) which transaction is consummated by means of Broadcast to any device whether now known or hereafter devised (e.g., a set-top box, computer, cellular phone, mp3 player, PDA or other storage device) from an outside source for subsequent viewing during a limited time period, as determined by the applicable lessor; and (b) with respect to which the applicable lessee pays a subscription, per-episode or per-program fee for a temporary copy of such Audiovisual Content.

“Effective Date” has the meaning set forth in the preamble.

“Evaluation Period” has the meaning set forth in Section 4.3(b)(iii).

“Excluded Content” means:

(a) Univision Publications Content;

(b) Univision Produced Clips (provided, that Audiovisual Content underlying Univision Produced Clips shall not be considered Excluded Content);

(c) Short Form Commercial Advertising, promoting any Univision Group business;

(d) Univision Training Content;

(e) clips obtained, licensed or acquired by Univision Group pursuant to Clip Exchange Arrangements with respect to the Territory, which clips shall only be Broadcast by Univision Group in the ordinary course in accordance with such Clip Exchange Arrangements; or

(f) Univision New Business Content.

“Force Majeure Event” has the meaning set forth in Section 20.2.

“Free Television” means a Linear Television Channel that is Broadcast “over-the-air” (whether in digital or analog format, standard definition or high definition, or otherwise) and which originates in or through government-licensed or authorized broadcast stations (either as part of a television network, as an affiliated station, as an individual station or otherwise) without a charge being made to the viewer for the privilege of viewing the Audiovisual Content contained in such over-the-air Broadcast (other than any tax, levy or fee imposed by any governmental, administrative or other public authority in the Territory). For the avoidance of doubt, “Free Television” shall also include any simultaneous (taking into account customary delays) re-transmission or simulcasts in the Territory of such “over-the-air” Broadcast (or additional national feeds to accommodate time zones) by means of any other Licensed Media (including pursuant to MVPD Arrangements and permitted Sublicensing Arrangements).

“General Requirements” has the meaning set forth in Section 4.1(b).

“Grupo Televisa” means GT and its controlled Affiliates.

“GT” has the meaning set forth in the Preamble.

“Hard Good Home Videogram” means a physical videocassette, cartridge, videodisc (including any laser disk), tape, CD (in any format), Blu-ray, DVD (in any format), or other similar physical format or storage device now known or hereafter devised (a) that is designed to be used in conjunction with a reproduction apparatus which causes an audiovisual program to be visible on the screen of a viewing device (it being understood that the Hard Good Home Videogram cannot itself be the reproduction apparatus or the viewing device); (b) on which a single item of Audiovisual Content or a reasonable (determined based on then prevailing industry standards) collection of Audiovisual Content has been pre-loaded by the applicable manufacturer or distributor; (c) that is encrypted or otherwise secured for copy protection to prevent duplication and/or retransmission by consumers in a manner consistent with then prevailing industry standards; and (d) that is delivered to the consumer by physical means (as opposed to a non-physical form of delivery (e.g., a download or stream)). For the avoidance of doubt, Broadcast by means of a “Hard Good Home Videogram” shall not include video-on-demand, DTO, DTR or any form of digital distribution or other similar form of Broadcast now known or hereafter devised.

“Indemnification Notice” has the meaning set forth in Section 13.3.

“Indemnitee” has the meaning set forth in Section 13.3.

“Indemnitor” has the meaning set forth in Section 13.3.

“Information Tail Date” means the date that is the earlier of the termination of this Agreement or the third (3rd) anniversary of a Televisa Sell-Down.

“Informational Meetings” has the meaning set forth in Section 2.8(a).

“International Program Rights Agreement” means that certain Amended and Restated International Program Rights Agreement dated December 19, 2001, among Licensor, GT and Venevision.

“Internet” means the internet or similar systems, now existing or hereafter developed.

“IPRA Amendment” has the meaning set forth in the Recitals.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any United States (federal, state or local), Mexico (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the applicable stock exchange(s)).

“Library Availability Notice” has the meaning set forth in Section 7.2(b).

“Library Programs” means Licensed Content produced or acquired by Univision Group prior to October 4, 2010.

“Licensed Content” means, without duplication, all (a) Programs, (b) Movies, (c) Univision Publications Content, (d) Ancillary Content; (e) Univision Produced Clips; (f) Licensee Produced Clips; and (g) other Audiovisual Content licensed hereunder.

“Licensed Media” means any and all means and media for the Broadcast of Audiovisual Content, whether now known or hereafter devised, excluding (a) Radio; (b) Theatrical Exhibition; (c) Hard Good Home Videograms; and (d) Videogames. For the avoidance of doubt, the exclusions from “Licensed Media” under clauses (a)-(d) of the immediately preceding sentence are intended to provide that Licensee will not have the right hereunder (i) with respect to Radio, to transmit, re-transmit, distribute, perform or otherwise disseminate the audio portion of any Licensed Content on Radio (other than as audio promotions to the extent permitted hereunder); (ii) with respect to Theatrical Exhibition, to Broadcast any Licensed Content by means of Theatrical Exhibition; (iii) with respect to Hard Good Home Videograms, to create, produce, distribute, sell or otherwise exploit Hard Good Home Videograms embodying Licensed Content; and (iv) with respect to Videogames, to develop, create, produce, distribute, sell or otherwise exploit Videogames based on Licensed Content (e.g., to create Videogames based on the characters and plotlines contained in Licensed Content).

“Licensed Rights” has the meaning set forth in Section 1.1(a).

“Licensee” has the meaning set forth in the Preamble.

“Licensee Facility Location” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensee Indemnitees” has the meaning set forth in Section 13.1.

“Licensee Permitted Spillover Contour” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensee Produced Clips” means clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content produced by Licensee that are composed of excerpts from Programs and Movies licensed by Licensor to Licensee hereunder.

“Licensee Spillover” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensor” has the meaning set forth in the Preamble.

“Licensor Facility Location” has the meaning set forth in Section 3.7(a)(i)(B).

“Licensor Indemnitees” has the meaning set forth in Section 13.2.

“Licensor Permitted Spillover Contour” has the meaning set forth in Section 3.7(a)(i)(B).

“Linear Television Channel” means a channel, network or programming service that Broadcasts Audiovisual Content in a manner that is linear-streamed, programmed and transmitted to viewers in a continuous and sequential manner, scheduled by the channel, network or programming service (and not by the viewer) during a significant majority of each consecutive twenty-four hour period.

“Losses” has the meaning set forth in Section 13.1.

*****.

“Mexican Rate” has the meaning set forth in Section 9.3.

“Mexican Soccer Game” means any game played by any member of the group of Mexican professional soccer clubs (and divisions of teams) governed by the Federación Mexicana de Fútbol Associación, along with any of its present or future Affiliates, subsidiaries, assigns and/or successors.

“MOU” has the meaning set forth in the Recitals.

“Movies” means feature length motion pictures originally produced in the Spanish language or with Spanish subtitles that are intended for initial Broadcast to the public by means of Theatrical Exhibition or Hard Good Home Videograms.

“Musical Concert” shall mean Audiovisual Content comprised exclusively of the musical performances of one or more music performing artists (which for the avoidance of doubt shall not include award shows or other variety shows or other live events that may contain musical performances).

“MVPD” means a multichannel video programming distributor of Audiovisual Content, as commonly understood in the media industry in the Territory (e.g., cable, SMATV, MDS, MMDS, OVS, satellite or telecommunications distributor), or other entity that markets, offers and provides video programming to its paying subscribers or paying customers (regardless of the technology used).

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

“MVPD Arrangement” means a distribution, retransmission consent, or other carriage or channel license agreement or other distribution required by applicable Law (and any amendments extensions and renewals thereof) between Grupo Televisa and any MVPD, in each case pursuant to which, among other things, such distributor or other entity is authorized or required to retransmit, distribute, exhibit or otherwise make available to its subscribers or customers, on a linear basis, a Linear Television Channel provided by Grupo Televisa, on terms consistent with industry practice. For the avoidance of doubt, a MVPD Arrangement may, consistent with industry practice, also include arrangements with respect to non-linear Audiovisual Content offerings (e.g., on-demand) and interactive features (e.g., iTV) of the relevant MVPD, which arrangements may be complementary or supplementary to the Linear Television Channel being provided by Grupo Televisa thereunder.

“National Football League” means the group of American professional football clubs understood in the United States to comprise the National Football League, along with any of its present or future Affiliates, subsidiaries, assigns and/or successors.

“Network Affiliates” means any third party television station, cable operator, satellite operator or any other third party, in each case, that is party to a Network Affiliation Agreement.

“Network Affiliation Agreement” means a bona fide contractual agreement or arrangement between Licensee and a third party with respect to the right to Broadcast by means of Free Television all or six (6) hours or more per day of any Free Television channel.

“Novela” means Audiovisual Content originally produced in the Spanish language or with Spanish subtitles that is customarily understood by producers and distributors of Audiovisual Content for Spanish-speaking audiences in the Territory to be a novela, consistent with the examples of novelas set forth on Schedule 5 hereto.

“Process Agent” has the meaning set forth in Section 15.6.

“Programs” means all Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, whether live (i.e. contemporaneously Broadcast), filmed, taped or otherwise recorded or available for Broadcast, to which Univision Group owns or controls Broadcast rights in the Licensed Media during the Term in the Territory (whether produced by or for Univision Group, co-produced by Univision Group or acquired or licensed by Univision Group), other than (a) Excluded Content (it being understood that any Excluded Content that, at any time, ceases to qualify under the definition thereof for any reason, and would otherwise satisfy the definition of “Programs”, shall thereafter immediately and automatically constitute Programs); (b) Movies; (c) Ancillary Content; or (d) any of Acquired Completed Novelas, Acquired Completed Content, Acquired Other Content, Co-Produced Local Novelas, Univision Local Novelas or Co-Produced Content, in each case, with respect to the items described in clause (d), only to the extent that Univision Group does not own or control the right to Broadcast such Audiovisual Content in the Territory after complying with the provisions of Section 2. For the avoidance of doubt, to the extent Univision Group owns or controls rights to Broadcast any of the Audiovisual Content described in clause (d) in any Licensed Media in the Territory, whether now or in the future, such Audiovisual Content shall constitute Programs to the extent it would otherwise satisfy the definition of “Programs” and such rights shall be licensed by Licensor to Licensee hereunder to the full extent of Univision Group’s rights.

“Promotional Obligations” means bona fide promotional obligations that Univision Group’s live event business has to one or more third parties (which may include venues or artists), and that are required to be satisfied in connection with the exercise of live Internet streaming Broadcast rights in the Territory to a live event (other than a live sporting event) owned or controlled by Univision Group’s live event business.

“Proposed New Business” means a proposed new business (other than Publications and websites directly related thereto) in a line of business involving the Broadcast of Spanish language Audiovisual Content in the Territory that would be new for Licensee (Univision Group shall not pursue any new business in a then existing line of business for Licensee), a significant aspect of which in terms of the Proposed New Business’ proposed operations, results of operations or prospects consists of Broadcast of Spanish language Audiovisual Content in the Territory (which, for example and not in limitation, would include a proposed goods and services or informational website(s) with complementary Audiovisual Content offerings that are a significant aspect of the business, such as the example set forth on Schedule 6-1, but would not include a proposed business such as the example set forth on Schedule 6-2 that utilizes Audiovisual Content primarily for advertising or promotional purposes only and/or for which Audiovisual Content does not constitute a significant part of the business). For the avoidance of doubt, a “Proposed New Business” would (i) include a proposed expansion of an existing non-Spanish language business into a Spanish language business, provided that the other criteria of the definition of Proposed New Business are satisfied; and (ii) not include any Videogame businesses or opportunities.

“Proposed Transaction Notice” has the meaning set forth in Section 4.3(b)(i).

“Publication” means a bona fide general circulation print and/or digital magazine, journal or periodical that (a) is published on a regularly scheduled interval (subject to “refreshing” of content from time to time); (b) contains a significant amount of text-based stories, articles or other editorial content and/or photographic still images; (c) may contain audio content, video content and/or Audiovisual Content that is related or complementary to the textual stories, articles or other editorial content; and (d) is available to consumers either on a paid subscription, access or per-issue basis, or on an advertiser supported basis.

“Quality Standards” has the meaning set forth in Schedule 1.

“Radio” means audio programming, unaccompanied by any moving images, transmitted, re-transmitted, distributed, performed or otherwise disseminated to, or for, reception by any form of listening or other reception device, including by way of satellite or the Internet in a digital format.

“Right of First Negotiation” means that, with respect to the applicable arrangement, the parties shall negotiate in good faith and on a commercially reasonable basis for a period of thirty (30) days; provided, that if no agreement has been reached during such period, the party bearing the obligation to provide the Right of First Negotiation shall have no further obligation to negotiate with the other party and shall be free to negotiate with third parties with respect to the applicable arrangement. The initial thirty (30) day negotiation period shall commence on a date reasonably designated in writing by the party bearing the obligation to provide the Right of First Negotiation after good faith consultation with the other party.

“Right of First Negotiation / First Refusal” means that, with respect to the applicable arrangement, the parties shall negotiate in good faith and on a commercially reasonable basis for a period of thirty (30) days; provided, that if no agreement has been reached during such period, the party bearing the obligation to provide the Right of First Negotiation / First Refusal shall have no further obligation to negotiate with the other party and shall be free to negotiate with third parties with respect to the applicable arrangement; provided, further, that the party bearing the obligation to provide the Right of First Negotiation / First Refusal shall not conclude any arrangement with any third party on the same terms or terms that, taken together, are less favorable to it (all things considered) than those terms that have been offered to the other party, without providing the other party five (5) Business Days to either accept or reject the applicable arrangement on such new terms. The initial thirty (30) day negotiation period shall commence on a date reasonably designated in writing by the party bearing the obligation to provide the Right of First Negotiation / First Refusal after good faith consultation with the other party.

“Rights Restrictions” means, with respect to any rights, any bona fide third party reservation, holdback, limitation, or condition (a) binding under applicable Law or contractually or unilaterally imposed by a third party (including any owner, holder, creator or performer of such rights) upon Licensor as a licensee, purchaser or authorized user of intellectual property rights from a third party; and (b) relating to the manner in which such rights may be exploited. As illustrative examples, Rights Restrictions may include a restriction on the media, territory, times, frequency, platforms, or languages in which such intellectual property rights or premises may be exploited.

“Sales Agency Agreement” has the meaning set forth in the Recitals.

“Script” means a script, format, production bible or other written similar intellectual property which may be used as a primary source for production of any Audiovisual Content.

“Short Form Commercial Advertising” means advertising spots and commercials, banner advertising, pop up advertising and any similar forms of display advertising, audio advertising, text advertising or additional video advertising or audiovisual advertising or a combination of any of the above, in each case, limited to a maximum duration of two (2) minutes.

“Spanish Language Platform” means an audiovisual platform (e.g., a Linear Television Channel or network, linear programming service, non-linear programming service, website, mobile platform, video-on-demand service or other similar platform whether now known or hereafter devised) on which (a) any Audiovisual Content is then being Broadcast or, if such platform is owned by Licensee, has previously been Broadcast during the time that Licensee owned such platform, or if such platform is not owned by Licensee, has previously been Broadcast at any time; and (b) more than a majority of the content thereon is comprised of

Spanish language text (excluding closed captioning, translation and other similar functionality), Spanish language audio (excluding any secondary audio program (SAP) or other similar functionality), and/or Spanish language Audiovisual Content.

“Spanish-Speaking Country” means the Territory and any other country that has, or is then generally recognized to have, Spanish as one of its official languages or primary languages. For purposes of this Agreement, the United States shall not be deemed to be a Spanish-Speaking Country.

“Special Library Programs” has the meaning set forth in Section 8.1(b).

“Specified Channels” means (a) the Televisa Channels; and (b) any additional existing or new Spanish language Linear Television Channels owned or operated by Licensee (including any Univision Group Spanish language Linear Television Channels licensed to Licensee hereunder) that are distributed, transmitted and retransmitted in a manner consistent with the then current distribution or transmission of the channels set forth in clause (a).

“Stand Alone Business” means an existing stand alone business (other than Publications and websites directly related thereto), a significant aspect of which in terms of prospects and either (a) operations; or (b) results of operations, consists of Broadcast of Spanish language Audiovisual Content in the Territory (which, for example, would include goods and services websites with complementary Audiovisual Content offerings that are a significant aspect of the business, such as the example set forth on Schedule 6-1, but would not include companies such as the example set forth on Schedule 6-2 that utilize Audiovisual Content primarily for advertising or promotional purposes only and/or for which Audiovisual Content does not constitute a significant part of the business). Notwithstanding the foregoing, in the case of a Stand Alone Business that is a Start-Up Business, the standard for determining whether a significant aspect of such business consists of Broadcast of Spanish language Audiovisual Content in the Territory shall be based on either the prospects or the proposed operations or proposed results of operations of such business. For the avoidance of doubt, a “Stand Alone Business” would not include any Videogame businesses or opportunities.

“Start-Up Business” means a business that has been in operation for less than three (3) years.

“Sublicensing Arrangement” means any sublicense or contractual arrangement to sublicense or otherwise exploit by Grupo Televisa to any person that is not a controlled Affiliate of Licensee any of the Licensed Rights in and to any Licensed Content, but excluding (a) Network Affiliation Agreements; (b) MVPD Arrangements; (c) TIN Arrangements (including any arrangements for TIN Branded Experiences); and (d) Clip Exchange Arrangements (i.e., none of the arrangements referenced in (a)-(d) shall be considered Sublicensing Arrangements).

“Technical Specifications” means the technical specifications for a Technological Enhancement that are provided by Licensee.

“Technological Enhancement” means, with respect to an item of Licensed Content, any conversion, enhancement optimization, reformatting, coding, provisioning or other similar process used to create such Licensed Content in, or convert or adapt such Licensed Content into, any format that can be used for the Broadcast of Audiovisual Content. Notwithstanding the foregoing, the term “Technological Enhancement” shall not include conversion from analog to digital formats.

“Technology Services Budget” means the budget for any applicable conversion or Technological Enhancement of an item of Licensed Content, which budget shall be (a) no greater than the sum of the actual, out-of-pocket costs paid by Univision Group in order to complete such digitization or Technological Enhancement, plus a reasonable internal overhead cost allocation (consistent with Univision Group’s standard practices for pricing such services for use among its internal departments and divisions); and (b) delivered by Licensor promptly following Licensee’s delivery of a Technology Services Request. The amounts charged to Licensee shall be no greater than the market price (i.e., on an arms length basis) for the services in question.

“Technology Services Request” means a written notice requesting that a given item of Licensed Content be converted into, or created in, a particular format by means of a digital conversion or Technological Enhancement process, which notice shall include (a) any applicable Technological Specifications; and (b) the desired schedule for the completion of such conversion or Technological Enhancement, in each case, in detail reasonably specific and sufficient to permit Licensor to evaluate Licensee’s request.

“Telefutura Network” means the Telefutura Spanish language television network of affiliated television Broadcast stations, cable systems and other affiliated Broadcast outlets Broadcasting the Telefutura Network in the Territory.

“Telefutura Payment” has the meaning set forth in Section 9.1.

“Televisa Channels” means all Linear Television Channels owned or controlled by GT or its Affiliates as of the Effective Date.

“Televisa Interactive Network” shall mean (a) esmas.com and other Grupo Televisa owned or controlled sites and platforms; and (b) TIN Branded Experiences.

“Televisa Sell-Down” has the meaning set forth in the Investment Agreement.

“Televisa Spillover” has the meaning set forth in Section 3.7(a)(i)(B).

“Television Broadcaster” means any person that engages in the Broadcast of Audiovisual Content by means of Free Television channels (or a Linear Television Channel that has previously been a Free Television channel) as one of its primary business platforms.

“Term” has the meaning set forth in Section 14.

“Territory” has the meaning set forth in the Recitals.

“Theatrical Exhibition” means, with respect to any feature length motion picture, the commercial Broadcast of such motion picture by means of exhibition in theaters open to the general public on a regularly scheduled basis where a fee is charged for admission to view such motion picture.

“Third Amended and Restated Program License Agreement” means the Third Amended and Restated Program License Agreement, dated January 22, 2009, by and between Licensor and Televisa, S.A. de C.V.

“Tie-Ins” has the meaning set forth in Section 11.3.

“TIN Arrangements” means digital distribution arrangements for the Broadcast of Licensed Content on the Televisa Interactive Network.

“TIN Branded Experience” means a Licensee branded “consumer experience” third party site, platform, RSS feed or application (e.g., branded widget, applet, etc.) delivered by means of digital distribution that (a) prominently features one or more Licensee logos or trademarks; (b) satisfies all General Requirements (including Licensee’s retention of all Core Controls); (c) is operated solely or controlled solely by Licensee (or under Licensee’s express and sole direction); (d) has a layout and “look and feel” controlled solely by Licensee (subject to any general restrictions or required templates provided by the third party); (e) is commercialized solely by Licensee or by Licensee and the third party; (f) is either a Spanish Language Platform or a component of a non-Spanish Language Platform that would be a Spanish Language Platform if separated therefrom; and (g) does not involve any express assignment or express license of Broadcast rights by Licensee to the third party (it being understood that Licensee shall use good faith efforts not to structure arrangements so as to frustrate the purposes of this clause (g)). For the avoidance of doubt, “TIN Branded Experiences” shall not include (i) third party sites, platforms or applications that feature Licensee logos or trademarks but do not have the operational and creative controls described in this definition and (ii) MVPD Arrangements.

“Umpire” has the meaning in Section 15.1(b)(i).

“United States” means the United States of America, including all territories and possessions thereof including Puerto Rico.

“Univision Carve Out Business Content” has the meaning set forth in Section 16.3(b).

“Univision Channel” means any Linear Television Channel owned or controlled by Univision Group and Broadcast by Univision Group in any Licensed Media, in each case, whether existing on the date hereof or created hereafter.

“Univision Channel Marks” has the meaning set forth in Schedule 1.

“Univision Group” has the meaning set forth in the Recitals.

“Univision Local Novela” means a Novela (other than an Acquired Completed Novela) to be Broadcast initially in a Spanish-Speaking Country (outside the Territory and the United States), originally produced by a third party for Broadcast in the Spanish language or with Spanish subtitles in such Spanish-Speaking Country outside of the United States and the Territory based on a Script owned or controlled by Univision Group.

“Univision New Business Content” means Univision Proposed New Business Content, Univision Stand Alone Business Content and Univision Carve Out Business Content.

“Univision Proposed New Business Content” has the meaning set forth in Section 16.1(b).

“Univision Produced Clips” means clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content produced by Univision Group that are composed of excerpts from Programs and Movies licensed by Licensor to Licensee hereunder, and that are (a) in the case of Novelas, excerpts from any episode of a Novela no greater than thirty (30) seconds in the aggregate in duration from any one episode; (b) in the case of sports events, excerpts from any such event limited to highlights of such event of not more than two (2) minutes per highlight clip and ten (10) minutes in the aggregate from such event; and (c) in the case of Programs (other than Novelas and sports events) and Movies, excerpts from any episode or item (as applicable) of such content, in each case, no greater than sixty (60) seconds in the aggregate in duration from any one episode or item (as applicable) of such content.

“Univision Publication” means a Publication owned, controlled or licensed by Univision Group including bona fide publications Univision Group may own, control or license in the future (and extensions and complements of such Publications).

“Univision Publications Content” means any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, not including Novelas, live sports, or regularly scheduled national news television Broadcasts (or any excerpt, portion or clip of any Novela, live sports or regularly scheduled national news television Broadcast), that satisfies each of the following criteria:

(a) has an aggregate duration of up to twelve (12) minutes (including commercials);

(b) is related or complementary to a Univision Publication;

(c) has not been Broadcast by Univision Group (or any other party with the permission, authorization or consent of Univision Group) on any Linear Television Channel in a Spanish-Speaking Country;

(d) either (i) is sports-related Audiovisual Content (e.g., interviews, profiles, press conferences) that is not live and is not a clip or highlight of a sports event; or (ii) is not similar to traditional long form television programs such as sitcoms (e.g., “Everybody Loves Raymond” or “Familia Peluche”), dramas or series (e.g., “24”, “Law and Order” or “Hermanos y Detectives”), long-form television documentaries (e.g., “Planet Earth” or “El Alma de Mexico”), reality shows (e.g., “Big Brother”, “Real Housewives” or “Dia de Perros”), talent competition shows (e.g., “American Idol” or “Bailando Por Un Sueno”) or long-form, linear, sequential television music programming comprised of a combination of music video, concert and/or long-form music programming (e.g., MTV or Palladia) and is more akin to sale of goods or services, social media user generated content, or how-to, informational, interview or demonstrative content, in each case, relating to travel, gaming, cooking, dating, nature, wilderness, fashion, beauty, health and/or fitness, diet, history, biography, vehicles, astrology, science, research, social sciences, economics, politics, interior design, architecture, education, teens’ and childrens’ interest, lifestyle, technology or gadgets, business, celebrity gossip, parenting and music; and

(e) without limiting anything contained in clauses (a)-(d) above, if the Audiovisual Content relates to or is based on a comic book or similar publication, such Audiovisual Content shall not have a narrative storyline or plot.

It is understood and agreed that if, at any time, Audiovisual Content that otherwise satisfies the definition of “Univision Publications Content” is Broadcast by Univision Group (or any other party with the permission, authorization or consent of Univision Group) on any Linear Television Channel in a Spanish-Speaking Country, then such Audiovisual Content shall thereafter immediately and automatically (A) constitute Licensed Content (to the extent it otherwise meets the definition of “Licensed Content”) and (B) cease to be Univision Publications Content.

“Univision Spoiler Content” means, with respect to a Program, any program or other content, whether audio, visual, audiovisual, print publication or otherwise, that contains information regarding (a) the last five (5) chapters of such Program (if such Program has chapters), or (b) a pivotal scene (that reveals the final resolution of any major plot or conflict, such as the death of a major character), in each case, to the extent that (x) the relevant portions of such Program have not been Broadcast or otherwise made available by Licensee or its Affiliates or permitted sublicensees in the Territory; and (y) the applicable information has not previously been Broadcast or otherwise made available in the Territory by Licensee or any third party authorized by Licensee (provided, that the foregoing shall not be deemed to be a grant to Licensee of any right or authority to make or permit a third party to make such information available).

“Univision Stand Alone Business Content” has the meaning set forth in Section 16.2(b).

“Univision Training Content” means Univision Group company training, personnel or similar Audiovisual Content.

“Venevision” has the meaning set forth in the Recitals.

“Venevision Agreements” has the meaning set forth in the Recitals.

“Venevision PLA” has the meaning set forth in the Recitals.

“Videogames” means games which include computer generated images and/or sound, electronic games and any other interactive games (including massive multi-player virtual universe online games or other multi-player or online games, whether subscription based or otherwise) created for any existing or future platforms, where the user(s) or viewer(s) is (are) given interactive control over the images displayed on-screen or any other types of games that may now exist or hereafter be devised which include computer generated images and/or sound.

SCHEDULE 1

UNIVISION CHANNEL TRADEMARK LICENSE

(a) Univision Group is the owner in the Territory, directly or indirectly, or authorized user of numerous trademarks used, and/or associated, with the Univision Channels and other packaged programming offerings including, without limitation, Univision and Univision Design (collectively, and together with all other registered and common Law trademarks owned or licensed by Licensor or its Affiliates in the Territory and used in connection with the Univision Channels and other packaged programming offerings, and any stylized version thereof, together with all rights and goodwill in the foregoing now owned, licensed or that may be acquired by Univision Group, the “Univision Channel Marks”).

(b) Pursuant to the terms and conditions and subject to the exceptions and exclusions of this Agreement, Licensor grants to Licensee, and Licensee accepts, a nonexclusive, royalty free license to use the Univision Channel Marks throughout the Territory during the Term solely in connection with Licensee’s exercise of the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto).

(c) Licensee acknowledges that Univision Group is the sole and exclusive owner of all rights in and to the Univision Channel Marks, and that Univision Group shall be responsible for prosecuting and maintaining any trademark applications and/or registrations for the Univision Channel Marks, and Licensee shall not contest, challenge, or attack Univision Group’s rights in and to the Univision Channel Marks. Licensee shall not use and/or apply to register any mark that is identical or confusingly similar to the Univision Channel Marks, or obtain an Internet domain name comprised of or containing the Univision Channel Marks or any confusingly similar variation of the Univision Channel Marks. All use of the Univision Channel Marks by Licensee shall inure to the benefit of Univision Group. Licensee, by this Amended and Restated 2011 Mexico License Agreement, this Schedule 1 thereto or by use of the Univision Channel Marks, shall acquire no right, title, or interest in or to the Univision Channel Marks or the goodwill associated with the Univision Channel Marks.

(d) Licensee agrees to use the Univision Channel Marks only as expressly permitted herein, only in a manner and form reasonably satisfactory to Licensor, and Licensee further agrees not to use the Univision Channel Marks in any way that would intentionally damage the goodwill, reputation or name of Licensor or its Affiliates, or confuse or mislead the public with regard to the separate and distinct identities of Licensee and Licensor.

(e) Licensee acknowledges that it is familiar with the high quality of the services rendered by Univision Group in connection with the Univision Channel Marks, and agrees that the use of the Univision Channel Marks by Licensee in connection with this Agreement will conform to such high quality standards (the “Quality Standards”). To ensure that the Univision Channel Marks are used, and adhere at all times to, the Quality Standards, Licensee agrees to cooperate with Licensor to facilitate Licensor’s control of the nature and quality of Licensee’s use of the Univision Channel Marks, and, in connection therewith, shall provide Licensor with specimens showing its use of the Univision Channel Marks, in the form of audio/video tapes, advertising and promotional or other material, as reasonably requested by Licensor from time to time (which shall be no more frequent than quarterly).

(f) If Licensor disapproves of any such specimens submitted by Licensee, Licensor shall give notice thereof in writing to Licensee within seven (7) business days after receipt thereof, and Licensee agrees to revise such materials to Licensor’s specifications. The parties agree that, if Licensee receives no notice of Licensor’s disapproval within ten (10) business days after Licensor’s receipt of any such specimens, approval shall be considered to have been granted.

(g) Licensee agrees to notify Licensor as soon as reasonably practicable in the event it determines that any one of the Univision Channel Marks is being infringed or adversely affected by unlicensed third parties in the Territory. In the event that either party determines that any one of the Univision Channel Marks is being infringed or adversely affected by unlicensed third parties, Licensee agrees that Licensor shall have the sole and exclusive right to abate such infringement or adverse use and to retain any and all damages received therefrom. At Licensor’s request, Licensee shall provide reasonable assistance to Licensor in the event of any such infringement or adverse use of the Univision Channel Marks. Licensee shall have no claim against Licensor for damages if Licensor determines, in its sole discretion, that it is not in the best interest of Licensor to initiate legal proceedings or otherwise take action to abate such infringement or adverse use by third parties.

(h) Upon termination or expiration of this Amended and Restated 2011 Mexico License Agreement, (i) all rights granted to Licensee hereunder shall terminate and automatically revert to Licensor, and (ii) Licensee agrees to immediately (1) discontinue all use of the Univision Channel Marks and any mark confusingly similar thereto, including but not limited to use of the Univision Channel Marks as part of a domain name, and (2) destroy all advertising, packaging, promotional and other written material bearing the Univision Channel Marks.

(i) Licensor hereby represents and warrants that it owns or has a license to use all rights in and to the Univision Channel Marks and to grant all rights herein granted to Licensee with respect to such Univision Channel Marks.

SCHEDULE 2

AUDIOVISUAL CONTENT NOT SUBJECT TO SECTION 2.3(G)

Latin Grammys

TodoBebe (aka Viva La Familia de TodoBebe)

Mira Quien Baila

Back in Wedding Shape (aka El Peso del Matrimonio)

Reina por un Día

Mariachi Festival

Vidas Cruzadas

SCHEDULE 3

TIN BRANDED EXPERIENCE NOTICE

1	Identity of the counterparty

2	Describe the platform and/or site where the Licensed Content will be distributed

3	What is the term of the TIN Arrangement?

4	Describe all of the significant economic terms of the TIN Arrangement

5	Describe any other significant Audiovisual Content-related relationships between Licensee and the proposed third party and related parties

6	If the third party has geographical limitations with the Territory, specify the territory for distribution of the Licensed Content under the TIN Arrangement

7	Indicate whether geo-filtering technology will be used under the terms of the proposed TIN Arrangement

8	Describe the provisions regarding advertising, promotion and/or sponsorship included in the TIN Arrangement (including those directly related to Licensed Content)

9	In the case of DTO and/or DTR, specify at what cost per unit, Licensed Content will be offered in the platform and/or site

SCHEDULE 4

NOTICES

If to Licensee:

Videoserpel, Ltd.

c/o Grupo Televisa, S.A.B.

Av. Vasco de Quiroga, 2000

Edificio A, Piso 4

Col. Zedec Santa Fe

01210 Mexico, Distrito Federal

Attn: Joaquín Balcárcel

Email: jbalcarcel@televisa.com.mx

Facsimile No.: (52) 55.261.25.46]

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10018

United States of America

Attn: Herbert M. Wachtell, Esq.

Joshua R. Cammaker, Esq.

Email: hmwachtell@wlrk.com

jrcammaker@wlrk.com

Facsimile No.: (212) 403-2000

If to Licensor:

Univision Communications, Inc.

5999 Center Drive

Los Angeles, California 90045

Attn: Phyllis Verdugo

Email: pverdugo@univision.net

Facsimile No.: (310) 348-3677

With a copy to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, California 90067

Attn: Steven L. Grossman, Esq.

Christopher D. Brearton, Esq.

Email: slgrossman@omm.com

cbrearton@omm.com

Facsimile No.: (310) 246-6727

SCHEDULE 5

NOVELA EXAMPLES

ZACATILLO…UN LUGAR EN TU CORAZON

NIÑA DE MI CORAZON

SOY TU DUEÑA

LLENA DE AMOR

CUANDO ME ENAMORO

PARA VOLVER A AMAR

TERESA

VERANO DE AMOR

SORTILEGIO

MI PECADO

ATREVETE A SOÑAR

HASTA QUE EL DINERO NOS SEPARE

CAMALEONES

CORAZON SALVAJE

MAR DE AMOR

LAS TONTAS NO VAN AL CIELO

ALMA DE HIERRO

QUERIDA ENEMIGA

CUIDADO CON EL ANGEL

JURO QUE TE AMO

UN GANCHO AL CORAZON

EN EL NOMBRE DEL AMOR

MAÑANA ES PARA SIEMPRE

LOLA… ERASE UNA VEZ

BAJO LAS RIENDAS DEL AMOR

MUCHACHITAS COMO TU

PASION

AMOR SIN MAQUILLAJE

AL DIABLO CON LOS GUAPOS

TORMENTA EN EL PARAISO

FUEGO EN LA SANGRE

HERIDAS DE AMOR

DUELO DE PASIONES

CODIGO POSTAL

MUNDO DE FIERAS

LAS DOS CARAS DE ANA

AMAR SIN LIMITES

DESTILANDO AMOR

YO AMO A JUAN QUERENDON

LA MADRASTRA

LA ESPOSA VIRGEN

PABLO Y ANDREA

EL AMOR NO TIENE PRECIO

BARRERA DE AMOR

ALBORADA

PEREGRINA

LA FEA MAS BELLA

CORAZONES AL LIMITE. UN RETO DE JUVENTUD

MUJER DE MADERA

RUBI

MISION S.O.S. AVENTURA Y AMOR

REBELDE

APUESTA POR UN AMOR

INOCENTE DE TI

SUEÑOS Y CARAMELOS

CONTRA VIENTO Y MAREA

BAJO LA MISMA PIEL

DE POCAS, POCAS PULGAS

VELO DE NOVIA

AMOR REAL

ALEGRIJES Y REBUJOS

TU HISTORIA DE AMOR

MARIANA DE LA NOCHE

CLAP, EL LUGAR DE TUS SUEÑOS

AMARTE ES MI PECADO

AMY LA NIÑA DE LA MOCHILA AZUL

PIEL DE OTOÑO

COMPLICES AL RESCATE

NIÑA AMADA MIA

QUE VIVAN LOS NIÑOS

LAS VIAS DEL AMOR

LA OTRA

ASI SON ELLAS

ENTRE EL AMOR Y EL ODIO

ATREVETE A OLVIDARME

AMIGAS Y RIVALES

EL NOVENO MANDAMIENTO

EL DERECHO DE NACER

AVENTURAS EN EL TIEMPO

MUJER BONITA

SIN PECADO CONCEBIDO

MARIA BELEN

EL MANANTIAL

EL JUEGO DE LA VIDA

NAVIDAD SIN FIN

SALOME

LA INTRUSA

CLASE 406

LA ANTORCHA ENCENDIDA

EL VUELO DEL AGUILA

CUNA DE LOBOS

SCHEDULE 6

CORPORATE OPPORTUNITY EXAMPLE

SCHEDULE 6-1

WebMD

SCHEDULE 6-2

GENERAL MOTORS

AMENDED AND RESTATED MLA LICENSOR GUARANTY

For and in consideration of the execution by VIDEOSERPEL, LTD. (“Licensee”) of that certain Amended and Restated 2011 Mexico License Agreement (the “License Agreement”; terms not defined herein shall have the meaning given to them in the License Agreement), between Licensee and UNIVISION COMMUNICATIONS INC. (“Licensor”), of even date herewith, BROADCASTING MEDIA PARTNERS, INC. (“Guarantor”) hereby agrees as follows:

1. Guarantor confirms and joins in the representations and warranties made by Licensor in Section 12.1 of the License Agreement;

2. Guarantor guarantees the full performance by Licensor of all of its obligations under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to Licensor, Guarantor or the entities comprising Univision Group, and guarantees the full performance by the entities comprising Univision Group of all such obligations under the License Agreement.

3. Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Guaranty or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court, except with respect to matters subject to Section 15.1 of the License Agreement, in which case, Guarantor irrevocably submits to binding arbitration by a single Umpire sitting in New York. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent’s above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensor at its address specified in or pursuant to Section 19 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

4. This Guaranty and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles; except that the procedural Laws of the State of New York shall apply to the Arbitration Procedures (as set forth in Section 15.1 of the License Agreement).

1

5. Guarantor agrees that its obligations hereunder (the “Obligations”) are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensor or any other person or entity or to pursue any other remedy in Licensee’s power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by Law, any and all defenses arising directly or indirectly under any one or more of California Civil Code §§ 2808, 2809, 2815, 2819, 2839, 2849, 2850, 2899 and 3433. Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensor or any other person is sued on in separate actions and that the cessation of the liability of Licensor for any reason, other than full payment and performance of the obligations, shall not in any way affect the liability of the undersigned hereunder.

The rights, powers and remedies given to Licensee by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensee by virtue of any statute or rule of law or in the License Agreement. Any forbearance or failure to exercise, or any delay by Licensee in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensee and its successors and assigns.

To the extent Guarantor is guaranteeing payment obligations of Licensor under the terms of the License Agreement (“Payment Obligations”), this guaranty is a guaranty of payment when due and not of collectability. Licensee may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensor or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensor or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the

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terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the obligations’.

Guarantor hereby waives, for the benefit of the Licensee: (i) any defense arising by reason of the incapacity or lack of authority of Licensor; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder.

Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensor shall be junior and subordinate to any rights Licensee may have against Licensor.

In the event that all or any portion of any Payment Obligations are paid by Licensor, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Licensee as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

6. Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensee in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensee and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

7. This Guaranty amends and restates that certain MLA Licensor Guaranty made as of December 20, 2010 by and between Guarantor and Licensee.

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DATED: February 28, 2011, with effect as of January 1, 2011

BROADCASTING MEDIA PARTNERS, INC.

By:	/s/ Andrew W. Hobson
Name: Andrew W. Hobson
Title: Senior Executive Vice President

Accepted and Agreed:

VIDEOSERPEL, LTD.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name: Joaquín Balcárcel Santa Cruz
Title: Attorney-in-Fact

[Signature Page to Amended and Restated MLA Licensor Guaranty]

AMENDED AND RESTATED MLA LICENSEE GUARANTY

For and in consideration of the execution by UNIVISION COMMUNICATIONS INC. (“Licensor”) of that certain Amended and Restated 2011 Mexico License Agreement (the “License Agreement”; terms not defined herein shall have the meaning given to them in the License Agreement), between Licensor and VIDEOSERPEL, LTD. (“Licensee”), of even date herewith, GRUPO TELEVISA, S.A.B. (“Guarantor”) hereby agrees as follows:

1. Guarantor confirms and joins in the representations and warranties made by Licensee in Section 12.1 of the License Agreement;

2. Guarantor guarantees the full performance by Licensee of all of its obligations, including all Payment Obligations, under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to Licensee, Guarantor or the entities comprising Grupo Televisa, and guarantees the full performance by the entities comprising Grupo Televisa of all such obligations, including all Payment Obligations, under the License Agreement.

3. Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Guaranty or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court, except with respect to matters subject to Section 15.1 of the License Agreement, in which case, Guarantor irrevocably submits to binding arbitration by a single Umpire sitting in New York. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent’s above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensee at its address specified in or pursuant to Section 19 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

4. This Guaranty and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles; except that the procedural Laws of the State of New York shall apply to the Arbitration Procedures (as set forth in Section 15.1 of the License Agreement).

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5. Guarantor agrees that its obligations hereunder (the “Obligations”) are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensee or any other person or entity or to pursue any other remedy in Licensor’s power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by Law, any and all defenses arising directly or indirectly under any one or more of California Civil Code §§ 2808, 2809, 2815, 2819, 2839, 2849, 2850, 2899 and 3433. Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensee or any other person is sued on in separate actions and that the cessation of the liability of Licensee for any reason, other than full payment and performance of the obligations, shall not in any way affect the liability of the undersigned hereunder.

The rights, powers and remedies given to Licensor by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensor by virtue of any statute or rule of law or in the License Agreement. Any forbearance or failure to exercise, or any delay by Licensor in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensor and its successors and assigns.

To the extent Guarantor is guaranteeing payment obligations of Licensee under the terms of the License Agreement (“Payment Obligations”), this guaranty is a guaranty of payment when due and not of collectability. Licensor may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensee or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensee or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the

2

terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the obligations’.

Guarantor hereby waives, for the benefit of the Licensor: (i) any defense arising by reason of the incapacity or lack of authority of Licensee; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder.

Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensee shall be junior and subordinate to any rights Licensor may have against Licensee.

In the event that all or any portion of any Payment Obligations are paid by Licensee, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Licensor as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

6. Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensor in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensor and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

7. This Guaranty amends and restates that certain MLA Licensee Guaranty made as of December 20, 2010 by and between Guarantor and Licensor.

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DATED: February 28, 2011, with effect as of January 1, 2011

GRUPO TELEVISA, S.A.B.

By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
Name: Joaquín Balcárcel Santa Cruz
Title: Attorney-in-Fact

Accepted and Agreed:

UNIVISION COMMUNICATIONS INC.

By:	/s/ Andrew W. Hobson
Name: Andrew W. Hobson
Title: Senior Executive Vice President

[Signature Page to Amended and Restated MLA Licensee Guaranty]